Exhibit No. 10.1

EXECUTION VERSION

TIME CHARTER
Dated as of October 24, 2017
between

Savage Harvest Operations, LLC
as Demise Owner
and
Tampa Port Services, LLC
as Time Charterer

22.	ASSIGNMENT; SUBCHARTERING	31
23.	SEVERABILITY	32
24.	CHOICE OF LAW	32
25.	INSURANCE	33
26.	NOTICES	33
27.	JURISDICTION	34
28.	INDEPENDENT CONTRACTOR/BENEFICIARIES	35
29.	DEMISE OWNER BANKRUPTCY	35
30.	CONFIDENTIALITY	36
31.	SURVIVAL	37
32.	DEFINITIONS	37
33.	ENTIRE AGREEMENT	37
34.	COUNTERPARTS	38

EXHIBIT A VESSELS HIRED UNDER THIS AGREEMENT		A-1
EXHIBIT B DEMISE OWNER'S OPERATIONAL OBLIGATIONS		B-1
EXHIBIT C INSURANCE REQUIREMENTS		C-1
SCHEDULE 1 (HIRE)	SCHEDULE 1

ii

TIME CHARTER

This Time Charter (this “Agreement” or “Time Charter”) made and entered into as of the 24th day of October 2017, by and between Savage Harvest Operations, LLC (hereinafter “Demise Owner”), a limited liability company organized under the laws of the State of Delaware, with an address at 901 W. Legacy Center Way, Midvale, Utah 84047 and Tampa Port Services, LLC (hereinafter “Time Charterer”), a limited liability company organized under the laws of the State of Delaware, with its principal business address at 13830 Circa Crossing Dr., Lithia, FL 33547.
WHEREAS, Demise Owner is in the ship, tug and barge operating business specializing in operating and servicing U.S. documented vessels;
WHEREAS, Demise Owner is the owner pro hac vice of the U.S.-flag tug, ABUNDANCE, Official No. 1274665 (the “Tug”), and the U.S.-flag barge, HARVEST, Official No. 1271009 (the “Barge”, each of the Tug and Barge individually a “Vessel” and collectively the “Vessels”) pursuant to that certain bareboat charter with respect to the Vessels by and between the Vessel owner (“Owner”) and the Demise Owner dated on even date herewith (as amended and restated from time to time, the “Bareboat Charter”); and
WHEREAS, Time Charterer desires to time charter the Vessels from Demise Owner.
NOW, THEREFORE, in consideration of the foregoing and of the terms and conditions contained herein, the parties agree that Time Charterer shall hire the Vessels from Demise Owner on the following terms and conditions:
1.HIRED VESSELS AND VESSEL DESCRIPTIONS
Subject to the terms and conditions of this Agreement, Demise Owner agrees to time charter the Vessels to Time Charterer, and Time Charterer agrees to time charter the Vessels from the Demise Owner on the Delivery Date as defined in the Bareboat Charter. Exhibit A contains a list and description of the Vessels covered by this Agreement.
2.    TERM
(a)    Charter Term: This Agreement shall commence on the Delivery Date and end on December 31, 2024, unless this Agreement is otherwise terminated or extended as provided herein or by mutual agreement of the parties (the “Charter Term”).
(b)    Voyage: A “Voyage” is defined as one trip beginning immediately after the completion of discharge at the discharge port, continuing to the load port(s) and ending immediately after the completion of discharge at the next discharge port. In the event of termination of this Agreement, the parties agree to complete performance of the then-current Voyage.
(c)    Bareboat Charter Termination: Notwithstanding anything herein to the contrary, this Agreement will terminate upon termination of the Bareboat Charter. Time Charterer hereby acknowledges that the rights of Demise Owner hereunder have been collaterally assigned by Demise Owner to the Collateral Agent, as assignee of Owner, subject to Time Charterer’s quiet enjoyment rights, Step-In Rights, and purchase option rights under Sections 7(k), 18 and 19 of this Time Charter and Sections 7(g), 7(h), and 21 of the Bareboat Charter.
3.    ACCEPTANCE AND DELIVERY
(a)    Demise Owner shall deliver use of each Vessel to Time Charterer at the same time and place and in the same condition as such Vessel is delivered to Demise Owner under the Bareboat Charter (the “Delivery Date”). The Vessels shall be delivered in a seaworthy condition, in class and approved by the American Bureau of Shipping, and in all respects ready to perform this Time Charter.
(b)    Acceptance by Time Charterer of the Vessels as provided herein shall be deemed Time Charterer's confirmation that (i) Time Charterer has had a reasonable opportunity to inspect such Vessels, and (ii) such Vessels conform to the requirements of this Time Charter. Notwithstanding the nonconformity of any Vessel to the requirements of this Time Charter (and whether or not such nonconformity was discoverable by Time Charterer), Time Charterer agrees that acceptance of such Vessel by Time Charterer, as provided herein, shall constitute an irrevocable and unconditional acceptance of such Vessel under this Time Charter and a waiver of any rights that Time Charterer may have to revoke acceptance of such Vessels under this Time Charter.
4.    REPAIRS, MAINTENANCE, DOWNTIME, AND DRY-DOCKING
(a)    Demise Owner shall be responsible for arranging for and paying the cost of all repairs, maintenance and dry-docking of the Vessels for any reason. Demise Owner shall exercise its best efforts to repair, maintain, and/or dry-dock a Vessel at the same time as the associated Tug or Barge, as applicable, customarily used with that Vessel is being repaired, maintained and/or dry-docked. Demise Owner shall also exercise its best efforts to repair, maintain, and/or dry-dock the Vessels in cooperation with Demise Owner’s Operational Obligations set forth in Exhibit B (“Operational Obligations”), and other Applicable Laws, regulations and standards. In the event of the loss of time from deficiency of men or stores, fire, breakdown or damages to hull machinery or equipment, grounding, detention by average accidents to ship or cargo, or by any other cause preventing the full working of the Vessel for more than fourteen (14) consecutive days, the Hire shall continue to be payable by Time Charterer, except that Management Hire shall cease and Demise Owner shall pass through to Time Charterer any savings in Charter Hire expenses, provided however, that if the event the loss of time is caused by Demise Owner’s gross negligence or willful misconduct, Management Hire and Charter Hire shall both cease. During any Vessel dry-docking which comes within Section 6 hereof, Hire shall be payable at the lay-up rate set forth therein unless the dry-docking is required due to Demise Owner’s gross negligence or willful misconduct in which case no Management Hire or Charter Hire or Reimbursement Hire shall be due and Time Charterer will not reimburse repair costs. Upon the Vessel’s return to service, all Hire shall return to the full rates.

(b)    Demise Owner shall be allowed a total of twelve (12) hours per month downtime for each Vessel, over and above the time the respective Tug or Barge, as applicable, is safely moored, said time to be used only in the event that maintenance and/or repair necessitates removal of the Tug from service. Unused downtime may be accumulated from month to month, but with a maximum of 48 hours from contract year to contract year, provided, however, that no more than a maximum of 48 hours of accumulated downtime per Vessel may be used in any one month.
(c)    Demise Owner shall immediately notify Time Charterer by e-mail and/or telephone whenever a Vessel is down and again when the Vessel is back in service. If the circumstances make immediate notification impossible, notice shall be given as soon thereafter as possible, but not later than arrival at the next port of call.
(d)    The provisions of this Section 4 shall not apply to, and downtime shall not accrue during, Vessel dry-dockings scheduled for class survey or government inspection/documentation, provided that thirty (30) days prior notice is given of the scheduled dry-docking and provided that no more than the designated time required for the outlined scope of work for the dry-docking (in addition to the time required to get the Vessel to and from the dry-docking location). In the event the scope of work is amended to include additional repairs for issues uncovered while the Vessel is dry-docked, Demise Owner and Time Charterer will discuss options for potential arrangement for additional time in dry-dock to make such repairs, but such additional time shall be for Demise Owner’s account, unless Demise Owner neither knew nor should a prudent vessel operator have known of such issues prior to the dry-docking, or unless mutually agreed otherwise. The provisions of this Section 4 apply to all other dry-dockings, whether for repairs, emergencies, government or class inspections or any other reason.
(e)    Unused accumulated downtime shall not entitle Demise Owner to any compensation nor shall it entitle Demise Owner to extend the Charter Term of this Agreement.

5.	HIRE
(a)    Time Charterer shall pay for the use and hire of the Vessels via the five (5) components of hire set forth in Schedule 1 hereto (“Basic Hire,” “Management Hire,” “Charter Hire,” “Reimbursement Hire,” and “Supplemental Hire” collectively, and as described and adjusted over time pursuant to Schedule 1 and Section 10, “Hire”).
(b)    Each payment of Basic Hire shall be made by Time Charterer monthly on or before the times and dates Demise Owner is required to make such payments under the Bareboat Charter. Payments of Basic Hire made by Time Charterer directly to Owner by wire transfer to the account of Owner designated in Section 4(b) of the Bareboat Charter or as Owner may otherwise direct in writing, and shall constitute payment by Time Charterer of such amounts to Demise Owner under this Time Charter.

(c)    Upon execution of this Agreement and no fewer than five (5) Business Days prior to the first of each month thereafter, Demise Owner shall invoice Time Charterer for Management Hire, Charter Hire and Reimbursement Hire for the upcoming month (or in the case of the first Monthly Funding Request the invoice shall be issued upon execution of the Agreement and shall cover the period through the month in which this Agreement is executed). Time Charterer shall pay Demise Owner all Management Hire, Charter Hire, and Reimbursement Hire then due upon receipt of such invoice. All payments of Management Hire, Charter Hire, and Reimbursement Hire shall be payable by Time Charterer to Demise Owner by ACH or wire transfer to a deposit account established by Demise Owner at Wells Fargo Bank, National Association (“Account Bank”) which account is to be subject to a deposit account control agreement with the Account Bank in favor of the Collateral Agent as assignee of Owner pursuant to the Principal Documents (the “Control Account”). The Control Account shall be interest bearing and the interest earned on the balance of the Control Account shall be accounted on a monthly basis as a credit to Time Charterer under Section 10 except for the portion of any balance remaining in the Control Account derived from Management Hire. In the event the Account Bank ceases to offer an interest bearing Control Account, the Demise Owner shall replace the Account Bank with a replacement account bank offering an interest bearing Control Account if requested by Time Charterer, and subject to commercial availability and the consent of Owner, not to be unreasonably withheld.

6.	LAY-UP
(a)    Time Charterer shall, upon at least thirty (30) days advance written notice to Demise Owner, have the right to lay-up (lay-up defined as “out of service”; not in stand-by) a Vessel for all or any portion of the Term of this Agreement. Time Charterer shall provide an estimate of the length of the lay-up period at the time of the giving of notice of the lay-up. If Time Charterer lays up a Vessel, Charter Hire shall be due in full until such time as the Vessel is certified to be gas free and the USCG approves a crew reduction for the lay-up period (unless USCG approval is not required to reduce the crew onboard during lay-up) and, thereafter, Charter Hire shall be reduced in the amount equal to the actual cost savings achieved by Demise Owner during lay-up. Hire shall return to full rates when the Vessels are placed back in service. In no event shall any lay-up give rise to any reduction or abatement or deferral of any Basic Hire or Supplemental Hire.
(b)    Lay-up time shall be included in the Charter Term of this Agreement; i.e., layup(s) shall not permit Time Charterer to extend the Charter Term of this Agreement.

7.	REPRESENTATIONS, WARRANTIES AND COVENANTS OF DEMISE OWNER
(a)    Demise Owner hereby represents, warrants and covenants to Time Charterer as follows:
(i)    Demise Owner is the owner pro hac vice of the Vessels pursuant to the Bareboat Charter;
(ii)    Demise Owner will take no action, nor suffer any action to be taken, to alter or amend the Bareboat Charter or any Principal Document as defined therein in any manner prejudicing the rights of the Time Charterer under the Bareboat Charter as a beneficiary thereof or under this Time Charter, nor will Demise Owner agree to any consent or waiver having a similar effect;
(b)    Demise Owner hereby represents, warrants and covenants to Time Charterer as of the date of this Agreement and throughout the term of this Agreement as follows:
(i)    Demise Owner will maintain the Tug in a seaworthy condition and in class throughout the Term of this Agreement: ABS XA1 Towing Service, XAMS, with all timely endorsements and with no outstanding conditions affecting class; and
(ii)    Demise Owner will maintain the Barge in a seaworthy condition and in class throughout the Term of this Agreement, ABS XA1 Chemical Tank Barge, with all timely endorsements and with no outstanding conditions affecting class.
(c)    Demise Owner hereby represents, warrants and covenants to Time Charterer that Demise Owner is, as of the date of this Agreement and at all times throughout the term of this Agreement, in compliance with the Demise Owner’s Operational Obligations.
(d)    Demise Owner hereby represents, warrants and covenants to Time Charterer that Demise Owner is, as of the date of this Agreement at all times throughout the term of this Agreement, a coastwise qualified U.S.-citizen, within the meaning of 46 U.S.C. § 50501 (a “Citizen”). In the event of any potential or contemplated change that could impact the citizenship of Demise Owner, Demise Owner shall provide advance written notice of such change to Time Charterer, not less than sixty (60) days prior to the effective date of any change.
(e)    The Demise Owner shall remain in compliance with the covenants set forth in Schedule 7 of the Bareboat Charter as if such Schedule 7 were set forth fully in writing herein.
(f)    Demise Owner hereby represents, warrants and covenants to Time Charterer that, at its expense, it shall man, maintain, equip and supply the Vessels so that the Vessels are in all respects fit and suitable for the purpose of this Agreement. Demise Owner shall operate the Tug and shall push, tow and maneuver the Barge in compliance with all applicable international, federal, state, local and maritime laws, rules, regulations, codes, ordinances and orders and in accordance with best industry practices. Demise Owner shall be responsible for and shall pay or cause to be paid all expenses for provisions, stores, insurance, wages and benefits of the Tug personnel, and all other reasonable and customary costs and expenses incident to the manning, maintenance, operation, equipping, supplying, victualing and navigation of the Tug and pushing, towing and maneuvering of the Barge.
(g)    It is the understanding of Demise Owner and Time Charterer that, notwithstanding anything to the contrary contained in this Agreement, (i) nothing in this Time Charter shall be deemed to create a demise of any of the Vessels to Time Charterer, (ii) Owner retains full legal title to the Vessels notwithstanding their delivery to and use by Time Charterer under this Time Charter, and Time Charterer obtains no rights in the Vessels other than those set forth herein, and (iii) Demise Owner is the owner pro hac vice of each Vessel and shall have exclusive possession, command and navigation of the Vessels during the Charter Period.
(h)    Demise Owner is and shall be solely responsible for the employment and direction of the crew and for all other matters relating to the operation of the Vessels. Demise Owner shall provide a crew for the Tug fully competent to properly perform its obligations under this Agreement and in compliance with all applicable international, federal, state, local and maritime laws, rules, regulations, codes, ordinances and orders. Without limiting the foregoing, Demise Owner shall provide sufficient and fully competent personnel to:
(i)    Perform all necessary repairs and maintenance;
(ii)    Use the telemetry system to monitor the cargo and auxiliaries;
(iii)    Start/stop machinery; open/close valves and vent dampers; replace defective parts, clean/change filters; replace defective lighting, maintain batteries; top off liquid levels (lube oil, fuel oil, fresh water, thermal oil) and perform all other activities necessary and sufficient to perform its obligations hereunder;
(iv)    With line handlers on shore, moor/unmoor the Barge and assist in monitoring the mooring wires and ropes during loading and discharge;
(v)    Maintain all log books required by Time Charterer and report on such particulars of each Voyage as to which Time Charterer or its agent may reasonably require. The Tug shall at all times be crewed with one appropriately licensed master or pilot and a sufficient number of appropriately trained deckhands arranged in such watches, rotations or shifts so as to prudently operate the Tug in compliance with all applicable international, federal, state, local and maritime laws, rules, regulations, codes, ordinances and orders. Demise Owner shall, from time to time, make reasonable inquiry as to whether the Coast Guard has taken any suspension and revocation actions against the license of any licensed personnel employed to navigate the Tug and otherwise satisfy itself that all licensed personnel are qualified, skillful and prudent mariners.
(i)    It is the express intent of the parties to this Agreement that the master and crew of the Tug shall be employees of Demise Owner or its affiliate and shall not be employees or borrowed servants of Time Charterer or its agents. If Time Charterer shall have any reason to be dissatisfied with the conduct of any of the Tug’s crew, Demise Owner shall, on receiving particulars of the complaint, fully investigate the complaint. Time Charterer may require Demise Owner to make a change in the crew appointments or practices causing Time Charterer’s dissatisfaction.
(j)    In performance of the services of this Agreement, Demise Owner warrants and covenants that the Vessels and crew shall, at a minimum:
(i)    Display all required navigation lights on the Vessels.
(ii)    Make a reasonable inspection of the Barge and all lines or wires prior to pushing, towing or maneuvering the Barge and after mooring the Barge.

(iii)    Use only appropriate and serviceable wires and equipment.
(iv)    Ensure that the crews aboard the Vessels wear life jackets (work vests) in accordance with the Vessels’ policies and procedures during the performance of any duties outside of the wheel house.
(v)    Comply with all other applicable international, federal, state, local and maritime laws, rules, regulations, codes, ordinances and orders.
(k)    Demise Owner hereby covenants that during the Charter Period, if, and so long as, no Time Charterer Event of Default shall have occurred and be continuing, Time Charterer shall have all the rights of quiet enjoyment of the Vessels without hindrance or molestation by Demise Owner or any other person claiming the same by, through or under the Demise Owner as a result of acts or omissions of the Demise Owner.
(l)    Demise Owner hereby covenants that it will maintain that certain guaranty of certain of the obligations of Demise Owner to Time Charterer to be executed by the Demise Owner Parent in favor of the Time Charterer dated on even date herewith (“Demise Owner Parent Time Charter Guaranty”) in full force and effect throughout the duration of this Agreement.
(m)    Absent a Time Charterer Event of Default and exercise of remedies, Demise Owner will not (i) claim depreciation deductions with respect to either Vessel for U.S. Federal, state or local income tax purposes, or (ii) take any position on any U.S. Federal, state or local income tax return that is inconsistent with the Time Charterer’s treatment of the Vessels from U.S. Federal, state or local income tax purposes.
(n)    The Demise Owner hereby covenants that it will provide notice to Time Charterer of (i) any notice it receives or provides under the Bareboat Charter to any Person, and (ii) the occurrence of any Event of Default to which it is aware hereunder or under any Principal Document, or the occurrence of any event that, with the passage of time and the failure to cure would be reasonably likely to become an Event of Default hereunder or under any Principal Document to which Demise Owner is a party, within three (3) Business Days after such event or occurrence becomes known to a Responsible Officer of the Demise Owner.
(o)    Demise Owner hereby represents, warrants and covenants that it will comply with the Anti-Corruption Law obligations set forth in Sections 5(m) and 26 of the Bareboat Charter as if those obligations were set forth herein and applied for the benefit of the Time Charterer.
(p)    Demise Owner hereby represents, warrants and covenants that it will comply with the Anti-Terrorism Law and Sanctions obligations set forth in Sections 5(m) and 26 of the Bareboat Charter as if those obligations were set forth herein and applied for the benefit of the Time Charterer.
(q)    The Demise Owner is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Delaware and has all company powers and all material governmental licenses, authorizations, consents and approvals with power and authority to conduct its business as such business is presently being conducted, to own or hold under charter or lease its properties and to enter into and perform its obligations under the Principal Documents to which it is a party. The Demise Owner is duly qualified to do business and is in good standing as a foreign entity in all states where its failure to so qualify would have a materially adverse effect on its ability to perform its obligations under any Principal Document. The Demise Owner is controlled by the Demise Owner Parent and is not less than a majority-owned subsidiary of the Demise Owner Parent.
(r)    The Demise Owner is not in violation of any terms of its Organizational Documents, or, of any material term of any agreement, instrument, judgment, decree, franchise, permit, order, law, statute, rule or governmental regulation presently applicable to it; and the execution, delivery and performance by the Demise Owner of the Principal Documents to which it is a party and the consummation by the Demise Owner of the transactions contemplated thereby (i) have been duly authorized by all necessary action on the part of the Demise Owner, (ii) do not require any shareholder or member approval or the consent of any trustee or holder of any indebtedness or obligation of the Demise Owner (or, if so required, such approval or consent has been obtained), (iii) under present law do not and will not result in any violation of its Organizational Documents or any agreement, instrument, judgment, decree, franchise, permit, order, law, statute, rule or governmental regulation applicable to it including, without limitation, the laws governing the use of the Vessels in the coastwise trade of the United States, and (iv) are not in conflict with and do not constitute a default under any term or any provision of, or subject the Vessels or any part thereof to any Lien of, any indenture, mortgage, lease, contract or other agreement or instrument (other than this Bareboat Charter and as permitted hereunder) to which the Demise Owner is a party or by which it or its property is bound or affected.
(s)    The execution, delivery and performance by the Demise Owner of the Principal Documents to which it is a party do not require any consent, authorization or approval of, or any filing or registration with, or the taking of any other action in respect of, any federal, state or other Governmental Authority or agency, recordation of the Mortgage, recordation of the Memorandum of Bareboat Charter, and filings of the Financing Statements with the appropriate Governmental Authority (other than approval to be obtained from the NVDC by the Owner and the Demise Owner as required under 46 U.S.C. § 12119 and applicable regulations).
(t)    There are no actions, suits or proceedings pending or, to the best of the Demise Owner's knowledge, threatened before any court, administrative agency, environmental council, arbitrator or governmental body which (i) questions or challenges the validity of the Principal Documents or the rights or remedies of the Participants, the Administrative Agent or the Collateral Agent with respect to the Demise Owner, the Vessels or the Collateral under the Principal Documents, or (ii) if determined adversely to the Demise Owner, is reasonably likely to materially adversely affect its ability to perform its obligations under the Principal Documents, including the operation or use of the Vessels as contemplated by this Bareboat Charter.

8.	REPRESENTATIONS, WARRANTIES AND COVENANTS OF TIME CHARTERER
(a)    Time Charterer hereby represents and warrants to Demise Owner as follows:

(i)    The Time Charterer is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Delaware and has all requisite organizational power and authority to own and operate its properties, to carry on its business as now conducted, and to enter into and perform its obligations under this Time Charter.
(ii)    The Time Charterer is qualified to do business and is in good standing in each jurisdiction where its failure to so qualify would have a materially adverse effect on its ability to perform its obligations under this Time Charter.
(iii)    The execution and delivery by the Time Charterer of this Agreement and the performance by the Time Charterer of its obligations hereunder have been duly authorized by all necessary organizational action on the part of Time Charterer and do not contravene any material provision of law presently applicable to Time Charterer or any provision of Time Charterer's Organizational Documents, or any contractual restriction binding on Time Charterer or its assets which would reasonably be expected to result in a Time Charterer Material Adverse Effect.
(iv)    The Time Charter is the legally valid and binding obligation of the Time Charterer, enforceable against the Time Charterer in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles.
(v)    All consents, authorizations, and approvals of, and registrations and declarations with, any Governmental Authority necessary for the due execution and delivery by the Time Charterer of this Agreement and the performance of its obligations have been obtained and remain in full force and effect and all conditions thereof have been duly complied with, and no other action by and no notice to or filing with any Governmental Authority is required in connection with the execution, delivery, or performance of this Agreement (other than the filing of a current report on Form 8-K and other reports filed with the U.S. Securities and Exchange Commission or other reports to Governmental Authorities).
(vi)    There are no legal proceedings pending or, to the best of the Time Charterer's knowledge, threatened before any arbitrator or Government Authority which (i) involve the Principal Documents or (ii) if determined adversely to the Time Charterer, are reasonably likely to have a materially adverse effect on its ability to perform its obligations under this Time Charter.
(vii)    The Time Charterer is an indirect wholly-owned subsidiary of the Time Charterer Parent.
(viii)    No representation or warranty of Time Charterer Parent or Time Charterer contained in the Confidential Information Memorandum dated May 2017 (excluding the Excluded Information, as defined in the authorization letter of Time Charterer Parent included therein and dated May 15, 2017) or in any other document, certificate or written statement furnished to the Owner or any Lender by or on behalf of Time Charterer Parent or Time Charterer for use in connection with the transactions contemplated by the Principal Documents, as of the date furnished (excluding estimates, projections and pro forma financial information referred to in the following sentence), contains any untrue statement of a material fact or omits to state a material fact (known to Time Charterer Parent or Time Charterer, in the case of any information not furnished by it) necessary in order to make the statements contained therein not misleading in light of the circumstances in which the same were made. Any estimates, projections and pro forma financial information contained in such materials were based upon good faith estimates and assumptions believed by Time Charterer Parent and Time Charterer to be reasonable at the time made, it being recognized by the Owner and the Lenders that such estimates and projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such estimate or projections may differ from the estimated or projected results.
(b)    Time Charterer hereby covenants to Demise Owner as follows:
(i)    Time Charterer will maintain that certain guaranty of the payment and performance obligations of the Time Charterer arising under the Time Charter executed by the Time Charterer Parent in favor of the Owner on even date herewith, as such agreement may be amended, restated or otherwise modified in accordance with its terms, and any substitutions or replacements therefore (the “Time Charterer Parent Guaranty”) in full force and effect throughout the duration of this Agreement.
(ii)    Time Charterer will comply with the requirements of all applicable laws, rules, regulations and orders of any Government Authority, except where noncompliance would not reasonably be expected, individually or in the aggregate, to have a Time Charterer Material Adverse Effect.
(iii)    Time Charterer will use and operate all of its facilities and properties in compliance with all Environmental Laws applicable to Time Charter, except for such non-compliance which, individually or in the aggregate, would not reasonably be expected to result in a Time Charterer Material Adverse Effect.
(iv)    Time Charterer will maintain in effect and enforce policies and procedures, which may be policies and procedures established by Time Charterer Parent that apply to Time Charterer, designed to promote and achieve compliance by Time Charterer and its directors, officers and employees with applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions.
For the purposes of this Time Charter, the following terms shall have the following meanings:
"Anti-Corruption Laws" means all laws, rules, and regulations of any jurisdiction applicable to Time Charterer from time to time concerning or relating to bribery or corruption, including, without limitation, the United States Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.
"Anti-Money Laundering Laws" means any and all laws, statutes, regulations or obligatory government orders, decrees, ordinances or rules applicable to Time Charterer related to terrorism financing or money laundering, including any applicable provision of the Act and The Currency and Foreign Transactions Reporting Act (also known as the "Bank Secrecy Act," 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 19511959).

"Sanctioned Country" means at any time, a country, region or territory which is itself the subject or target of any Sanction that broadly prohibits trade or investment with that country, region or territory (including, as of the date hereof, the Crimea region of Ukraine, Cuba, Iran, North Korea, Sudan and Syria).
"Sanctioned Person" means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union or Her Majesty's Treasury, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned directly or indirectly 50% or more by any such Person or Persons described in clauses (a) and (b).
"Sanctions" means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government (including those administered by OFAC), the European Union or Her Majesty's Treasury.
"Time Charterer Material Adverse Effect" means a material adverse effect upon (a) the business, operations or assets of Time Charterer, except for matters arising prior to the date of execution of this Time Charter solely from general factors relating to the industries in which Time Charter is principally engaged and general economic factors relating to the markets in which Time Charterer is principally engaged in business, which matters, in any such event, do not have a disproportionate impact on Time Charterer, (b) Time Charterer's ability to perform its obligations under this Time Charter, or (c) the validity and enforceability of this Time Charter or the rights and remedies of the Demise Owner hereunder.

9.	CONTROLLED SUBSTANCES
(a)    Demise Owner agrees that it will operate the Tug and tow the Barge in compliance with the United States Anti-Drug Abuse Act of 1986, the Drug-Free Workplace Act of 1988, the U.S. Coast Guard’s zero tolerance policy on controlled substances and all other international, federal, state, local and maritime laws, rules, regulations, codes, orders or ordinances with respect to the use or possession of or trafficking in controlled substances. Demise Owner agrees to take those actions reasonably available to reduce the risks of the illegal presence of controlled substances on board the Vessels, including but not limited to the following:
(i)    Posting a zero tolerance notice in a visible public place on board the Tug;
(ii)    Having each crew member sign a statement that he or she will not possess or use controlled substances on board the Vessels;
(iii)    Having each crew member sign an agreement authorizing drug screenings prior to employment; as soon as practicable after any injury, accident, spill or other casualty; and at random, unscheduled, unannounced intervals;

(iv)    Requiring each crew member to submit to a drug screening prior to employment; as soon as practicable after any injury, accident, spill or other casualty; and at random, unscheduled, unannounced intervals; and
(v)    Securing the Vessels to minimize public access to the Vessels.
(b)    In the event that the U.S. Coast Guard or other law enforcement agency shall board a Vessel for the purpose of searching for controlled substances, the Master or Demise Owner shall immediately inform Time Charterer. If controlled substances are discovered on board a Vessel, Demise Owner shall indemnify and hold harmless each Time Charterer Indemnitee (defined in Section 16) from any and all Damages (defined in Section 16) which any such Time Charterer Indemnitee may suffer and Demise Owner shall be required to immediately obtain the release of the Vessel.
10.    REIMBURSEMENTS, BUDGETS, AND DISBURSEMENTS
(a)    Time Charterer shall reimburse Demise Owner, on a direct pass-through basis, for expenses related to the operation, repair or maintenance of the Vessels incurred by Demise Owner during the Charter Period for performance of this Agreement (excluding Basic Hire, Supplemental Hire, and excluding the expenses in consideration of Management Hire and Charter Hire), including: (i) inspection and maintenance of the Vessels, (ii) vessel dry docking, (iii) all fuel, lubes, and grease, (iv) port fees, entry and clearance charges, dockage, wharfage, agency fees, customs fees, import duties and other similar charges, duties or levies of the Vessels or cargo at ports of loading or discharge, (v) cargo hoses, (vi) charts, publications & plotting, (vii) consumables, (viii) Homeland Security requirements, (x) vessel lifesaving equipment, (xi) nitrogen, (xii) pollution equipment, (xiii) vessel safety equipment, (xiv) shackles, (xv) slings & hardware, (xvi) large tools, (xvii) U.S. Coast Guard and American Bureau of Shipping fees – vessel regulatory compliance and regulatory attendance, (xviii) crew and safety recognition awards, (xix) parts, supplies, repairs and maintenance (labor and materials), (xx) cost of lay-berths, (xxi) rigging consumed by the Vessels, (xxii) any changes or modifications of the Vessels required to meet regulatory requirements, (xxiii) cost of professional services approved in advance by Time Charterer (accounting, tax, legal), (xxiv) additional bank fees for maintaining the required Control Account, (xxv) ad valorem property taxes assessed against the cargo or Vessels as a result of the Time Charterer’s direction of the vessel, (xxvi) testing analysis for cargo and (xxvii) costs of redelivering the Vessels in the required condition for redelivery (“Reimbursement Hire”). Time Charterer shall also reimburse Demise Owner up to an aggregate $50,000 per year of deductible costs (not insurance premium costs) across all insurances for claims arising outside the reasonable control of Demise Owner and despite Demise Owner’s exercise of due care and due diligence.
(b)    Upon execution of this Agreement and thereafter on or before October 1 of each year for the upcoming calendar year (January 1–December 31), Demise Owner shall prepare and deliver to Time Charterer a budget of such anticipated Reimbursement Hire (an “Annual Budget”). Each Annual Budget shall be subject to review and approval by Time Charterer. In the event an Annual Budget is not approved prior to the commencement of the applicable calendar year, the Annual Budget in effect for the prior year shall continue to apply for a period of up to six (6) months so long as the parties continue to negotiate in good faith. The prior year annual budget, only when applicable pursuant to this Section 10(b), shall be subject to escalation at the commencement of such calendar year by applying component 2 of Tug Charter Hire in Schedule 1 to 50% of the Annual Budget and component 3 of Tug Charter Hire in Schedule 1 to 50% of the Annual Budget.
(c)    On the date of execution of this Agreement Time Charterer shall make an initial deposit into the Control Account of an amount approximating three (3) months of estimated Reimbursement Hire and Charter Hire (the “Initial Deposit”). The Initial Deposit shall be (i) three (3) times (ii) the sum of (A) one twelfth of the initial Annual Budget, plus (B) one (1) month of Charter Hire set forth in Schedule 1(3). No fewer than five (5) Business Days prior to the first day of the calendar month falling 15 or more days after the Delivery Date, and the first day of each month thereafter, Demise Owner shall prepare and furnish to Time Charterer a funding request (each, a “Monthly Funding Request”) of estimated Reimbursement Hire for the upcoming month (the “Estimated Reimbursement Hire”). On or before the first day of each calendar month following each Monthly Funding Request, Time Charterer shall deposit the Estimated Reimbursement Hire requested in each Monthly Funding Request into the Control Account for disbursement by Demise Owner in accordance with the Monthly Funding Request and in compliance with this Section 10 (each payment an “Estimated Reimbursement Hire Payment”).
(d)    Demise Owner shall have no authority to, nor shall it spend or commit to spend, an amount in excess of the Monthly Funding Request without the express written authority of Time Charterer unless such amount is required to be expended for Demise Owner to avoid breach of an obligation under the Bareboat Charter or the Time Charter and avoid a breach within the Monthly Funding Request period of the obligations under the Bareboat Charter or the Time Charter. Any extraordinary expenses not anticipated by the Monthly Funding Request shall, if approved by Time Charterer in advance (such approval not to be unreasonably withheld or delayed), be reimbursed to Demise Owner promptly upon receipt of invoice, and, if desired by Time Charterer, such amounts may be funded by Time Charterer directly to the payee with respect thereto. If requested by Demise Owner, Time Charterer will pay any funding request that corresponds to Supplemental Hire due under the Bareboat Charter, within three (3) Business Days of the request. If Reimbursement Hire for any month materially exceeds the estimated amount included on the Monthly Funding Request for such month, Demise Owner may send to Time Charterer a supplemental or modified Monthly Funding Request, and if approved by Time Charterer, not to be unreasonably withheld or delayed, Time Charterer will promptly fund such amount.
(e)    As promptly as possible (but not more than five (5) Business Days) after the end of each month Demise Owner shall render to Time Charterer a written statement for the preceding month showing (i) the Estimated Reimbursement Hire for such month, and (ii) all money received and disbursed for the account of Demise Owner (or Time Charterer) pursuant to Section 10(a), and in accordance with Section 10(b), during the preceding period or month, together with all supporting invoices or documents (“Actual Reimbursable Hire Expenses” and each such statement, a “Reimbursement Hire Statement”); it being agreed that for the period from the Delivery Date until the date of the first Reimbursement Hire Statement, the Estimated Reimbursement Hire applicable to such period shall be deemed the portion of the Initial Deposit equal to 1/365 of the Annual Budget, multiplied by the number of days in such period, or such other reasonable amount that the parties agree in good faith is appropriate for such period. The next Monthly Funding Request shall include a reconciliation of each prior month’s activity showing (i) a credit to the extent that the Estimated Reimbursement Hire for such prior period or month exceeded the Actual Reimbursement Hire Expense as shown on the Reimbursement Hire Statement (each, an “Excess Funding”), and (ii) a credit to the extent of the interest actually earned during such period by Demise Owner on the Control Account Balance, including balances derived from the Initial Deposit. Each Monthly Funding Request shall include a certification, the form of which is attached to Exhibit B, signed by a Responsible Officer of the Demise Owner that any invoices submitted for reimbursement reconciliation have been paid when due; a statement by the Demise Owner listing the Demise Owner’s accounts payable items that are at that time overdue in excess of thirty (30) days (and if applicable, each item outstanding more than sixty (60) days, and so forth for each 30 day period thereafter, specifically identified as such); and the certification that Demise Owner is in material compliance with Service Standards required to be reported to Time Charterer under Section 15 and/or Exhibit B of this Agreement. If any item of disbursement is questioned by Time Charterer, Time Charterer shall reimburse or credit in reconciliation Demise Owner for the expenditures so reported, and the parties shall diligently set about to resolve the questioned item(s) in good faith for a period of up to three months.
(f)    Within 30 days of the end of each fiscal quarter of Demise Owner during the Charter Term Demise Owner shall prepare and deliver to Time Charterer a certification, the form of which is attached to Exhibit B, signed by a Responsible Officer of the Demise Owner that:
(i)    in the course of the performance by such Responsible Officer of his or her duties as an officer of Demise Owner, such Responsible Officer would normally obtain knowledge of any default by Demise Owner of its obligations under any Principal Document to which Demise Owner is a party;
(ii)    the Demise Owner is in compliance in all material respects with its obligations under each Principal Document to which it is a party;
(iii)    such Responsible Officer of the Demise Owner has no knowledge of any Event of Default under any Principal Document to which it is a party, or of the occurrence of any default under any Principal Document to which it is a party that, with the passage of time and the failure to cure, would be reasonably likely to become an Event of Default hereunder or under any Principal Document to which Demise Owner is a party;
(iv)    there are no outstanding Liens on the Vessels other than Permitted Liens, so long as paid within the period provided for Permitted Liens; and
(v)    the compliance audit and disclosure report, materially in the form set forth in Exhibit B, provided by Demise Owner to Time Charterer, is true and correct as of the date executed.
(g)    Demise Owner shall keep proper and detailed books and records of Demise Owner sufficient to satisfy the records retention and audit provisions of this Agreement, to demonstrate compliance with the terms of this Agreement, and in compliance bookkeeping and/or accounting standards applicable to Demise Owner as of the date of this Agreement.

(h)    Time Charterer shall have the right to examine and audit the books and records of Demise Owner at any reasonable time, which shall include vessel records described in Section 12 below and all records sufficient to substantiate and audit the Time Charterer’s compliance with its obligations under the Time Charter, and to make copies (including electronic copies of computer records) and obtain print-outs of such books and records.
(i)    The Demise Owner shall, during the Charter Period, deliver to Time Charterer (i) reviewed or audited annual financial statements of the Demise Owner, within 90 days after the end of each fiscal year of the Demise Owner, (ii) unaudited, management-prepared interim financial statements of the Demise Owner, within 45 days after each fiscal quarter of the Demise Owner other than the fourth fiscal quarter, and (iii) all other information requested by Time Charterer which Time Charterer deems reasonably necessary to determine the current financial condition of the Demise Owner and the faithful performance of the terms of this Time Charter and the other Principal Documents. Each financial statement submitted to Time Charterer shall be prepared in accordance with GAAP consistently applied (except that unaudited interim financial statements may exclude footnotes), and shall fairly and accurately present the financial condition and results of operations of the Demise Owner at the date and for the periods indicated therein (subject to year-end adjustments required by GAAP). All information submitted by the Demise Owner under clause (iii) of this paragraph shall be provided to Time Charterer within thirty (30) days after being requested.
(j)    The Demise Owner shall give Owner reasonably prompt notice and copies of all tax notices, reports or inquiries, claims of liens, and of any damage, loss, seizure, attachment or judicial process which may affect the use, maintenance, operation, possession or ownership of either Vessel; provided, however, that except as provided in Section 13, no such notice need be given for any damage or loss which does not materially affect the use, maintenance or operation of either Vessel and which is repaired or remediated in the ordinary course of business of the Demise Owner. The Demise Owner shall provide notice to Owner and Time Charterer of the occurrence of any Step-In Default or Demise Owner Event of Default hereunder, or the occurrence of any event that, with the passage of time and the failure of the Demise Owner to cure would become a Step-In Default or Demise Owner Event of Default hereunder, within three (3) Business Days after such event or occurrence becomes known to a Responsible Officer of the Demise Owner.
(k)    If and when requested by Time Charterer, Demise Owner shall provide berthing, provisions and domestic services on the Tug - to the same extent provided to the Tug’s officers - for up to two representatives of Time Charterer or its agents and shall use its best efforts to accommodate such other additional representatives of Time Charterer or its agents as may be required from time to time by Time Charterer. Charges to Time Charterer for these services shall be $40.00 per person per day payable in accordance with Section 10(c).
11.    NAVIGATION LIMITS
Time Charterer may dispatch the Tug and Barge to and from any ports, to and from any ports in the U.S. domestic trade and foreign ports in the Gulf of Mexico, Brazil, and Caribbean Basin ports in countries within the United States-Caribbean Basin Trade Partnership Act of 2000, as amended (Harmonized Tariff Schedule of United States, General Note 17), trading in such lawful trades and carrying such lawful cargoes and operating to the extent permitted by the Vessels’

insurance, Certificate of Inspection, the Bareboat Charter, and Applicable Law. The Vessels may be navigated outside the Exclusive Economic Zone of the United States, provided (i) such navigation is permitted by the Vessels’ insurance, Certificate of Inspection, and Applicable Law; and (ii) the Vessels shall not trade with Venezuela or any country designated in 15 C.F.R. Part 746. If the Vessels are operated in an area other than the Atlantic coast of North and South America from Cape Hatteras to the southern border of Argentina, including the Caribbean and the Gulf of Mexico, Hire shall be adjusted to reflect the actual increase or decrease in Demise Owner’s operating costs if not otherwise reimbursed pursuant to Section 10. The parties agree to renegotiate in good faith the provisions of this Agreement that might be affected by operating the Vessels in such areas.
12.    VESSEL RECORDS
Upon the request of Time Charterer, Time Charterer shall have access to all of the Vessels’ logs and records; cargo records; crew lists; Vessel repair and maintenance records and invoices; navigation charts; publications and other navigation records; communications between Demise Owner’s personnel and/or agents and/or Time Charterer’s personnel and/or agents; and other documents relating to the operation of the Vessels and Demise Owner’s performance hereunder. The logs and records shall include entries relating to inspection of the Vessels and its cargo, barge equipment and auxiliaries, damages, accidents or any unusual incident encountered by the Vessels, sea passage reports indicating mean sea speed and fuel oil/lube oil/grease consumption, detentions, charges to be reimbursed by Time Charterer pursuant to Section 10 hereof, and all other routine and non-routine matters that are normally recorded in the logs of a working tug and its tow.
13.    NOTICES AND INSPECTIONS
In the event of an injury, accident, spill or other casualty, including any incidents which potentially involve personal injury, loss of life and/or property or cargo damage (a “Notice Event”), and from time to time to confirm compliance hereunder, the parties agree to permit their representatives to board the vessels as soon as practicable to inspect the Tug and/or Barge, including but not limited to, interview the crew and to inspect and copy all records. Demise Owner shall provide Time Charterer with proper written notice of any Notice Event in Demise Owner’s daily reporting, or sooner.
14.    SPEED AND FUEL CONSUMPTION WARRANTIES
(a)    During the first eighteen (18) months of the Charter Term (the "Proving Period") Demise Owner, in cooperation with Time Charterer, will establish the speed and fuel consumption targets for administering this Section 14 of the Agreement.
(b)    Unless otherwise directed by Time Charterer, Demise Owner shall operate the Vessels, and Demise Owner warrants that the Tug shall tow/push the Barge, at the speeds established during the Proving Period, hereinafter defined as the “Operating Speed Warranty”. The Operating Speed Warranty shall be suspended when winds reach or exceed Beaufort Force 4 but only for such time as a Tug is unable to operate safely in the notch due to winds and seas. Compliance with the Operating Speed Warranty shall be determined using the average speed of the Vessels on sea passages from sea buoy to sea buoy.

(c)    Demise Owner’s compliance with the Operating Speed Warranty may be reviewed by Time Charterer every Voyage. If, in respect of any Voyage, it is found that a Tug has failed to comply with the Operating Speed Warranty, Hire shall be adjusted as follows: For each knot below the Operating Speed Warranty, a credit against Management Hire of $50.00 per day shall be allowed. For any fraction of a knot, the credit shall be adjusted proportionally.
(d)    If there is unreasonable or an unanticipated deviation in fuel consumption due to some condition of the Tug or the fault or negligence of Demise Owner, Demise Owner shall have thirty (30) days to correct the deficiency. If, after the expiration of thirty (30) days, the deficiency has not been corrected, Time Charterer may exercise its rights under Section 19 of this Agreement.
(e)    In addition to the other warranties set forth in this Section 14, Demise Owner represents, warrants, covenants and guarantees that the Tug shall achieve and maintain the fuel consumptions established during the Proving Period in laden and ballast conditions on all sea passages, from sea buoy to sea buoy.
(f)    The Tug’s consumption of fuel will be reviewed at the end of each six month period (January 1–June 30 and July 1–December 31). The calculation of fuel consumption shall exclude for the purposes of this Section:
(i)    any day on which winds of Beaufort Force 4 are encountered for more than 6 hours;
(ii)    any time during which the Tug’s speed is deliberately reduced to comply with Time Charterer’s requirements;
(iii)    any time during which the Tug’s speed is deliberately reduced for reasons of safety while navigating or when assisting a vessel in distress;
(iv)    any complete sea passage of less than 12 hours. If for any 6 month period, it is found that the Tug’s fuel consumption was greater than guaranteed herein, Demise Owner shall, within thirty (30) days after the end of such 6 month period, reimburse Time Charterer an amount equal to the costs of the extra fuel consumed.
15.    SERVICE STANDARD ENFORCEMENT
(a)    In the event Demise Owner fails to comply with Operational Obligations in Exhibit B, whether as reported on the quarterly compliance audit and disclosure reports, monthly certifications of Demise Owner, or otherwise reported by Demise Owner or known to Time Charterer, Demise Owner shall take the following actions:
(i)    For non-compliance with safety-related Operational Obligations in Sections a-d of Exhibit B, or accidents or incidents reportable under Sections 10 and 13, Demise Owner shall (A) promptly investigate, (B) report to Time Charterer the results of the investigation, (C) recommend and implement improvements in the applicable SMS, EMS, or other procedures, and (D) conduct services and training at the expense of Demise Owner to mitigate further occurrences of non-compliance;
(ii)    For non-compliance with maintenance and condition Operational Obligations in Sections j-k, or in the event of U.S. Coast Guard deficiencies or classification society deficiencies, Demise Owner shall within thirty (30) days implement improvements to the appropriate plans and procedures and on a second or subsequent violation implement a third party audit and reporting process acceptable to Time Charterer to mitigate future occurrences of non-compliance;
(iii)    For non-compliance with Operational Obligations under Sections e, l-s, and u-z of Exhibit B (e.g., transit times, loading/discharging delays, customer service complaints, etc.), Demise Owner shall within thirty (30) days implement improvements to applicable plans and procedures and on a second or subsequent violation implement a third party audit (e.g., of loading/discharging processes) at the expense of the Demise Owner; and
(iv)    For non-compliance with financial and budgeting related obligations in Section 10 and Section t of Exhibit B, Demise Owner shall within thirty (30) days implement improvements in plans and procedures to address the non-compliance and on a second or subsequent violation Demise Owner shall agree to, depending upon the nature of the non-compliance, reimburse pre-approval procedures and enhance access to financial records and third party auditing of Demise Owner’s financial and operational records at the expense of Demise Owner.
(b)    No action or inaction under this Section 15 shall be construed as a waiver of any other right or remedy of Time Charterer hereunder.
16.    LIABILITY AND INDEMNITY
(a)    It is agreed and understood that it is in the best interest of the parties that certain risks should be identified and allocated between them. It is, therefore, the intent of this Section to provide for a hold harmless, indemnification and defense undertaking by Demise Owner to the maximum extent permitted by law and to support such undertaking by the insurance coverage required by Section 25 hereof.
(b)    Demise Owner agrees to fully protect, defend, indemnify and hold harmless Time Charterer, its parent, subsidiary and affiliated companies, joint venturers, contractors, subcontractors, guests and invitees and any and all vessels which they own and/or operate together with any person(s) to which any of the foregoing are under contract or for which they are rendering services and any person(s) who or which may be designated by Time Charterer to Demise Owner, in writing, and the respective directors, officers, employees, agents and representatives of all of the foregoing (collectively, the “Time Charterer Indemnitees”) from and against any and all losses, damages, demands, liabilities, injuries, claims, debts, suits, causes of action, administrative proceedings, liens, demands, judgments, fines, penalties, costs and expenses (including attorney’s, consultant’s, investigator’s and expert’s fees and costs)(collectively, “Damages”), which may be brought, asserted or claimed against any one or more Time Charterer Indemnitees by any person, whether arising out of injury, illness, death or loss of, loss of use of or damage to property (including the Tug, Barge or any other vessel) or otherwise (including, but not limited to, Damages claimed by any Time Charterer Indemnitee or by Demise Owner, its parent, subsidiary and/or affiliated companies, their contractors, subcontractors, guests invitees and/or the respective directors, officers, employees, agents and representatives of any of the foregoing, incident to or arising out of, in connection with, or resulting, directly or indirectly, from (i) the work activities, operation or preparation for the work, activities or operations of any of the Time Charterer Indemnitees or of Demise Owner or Demise Owner’s parent, subsidiary and/or affiliated companies, their contractors, subcontractors, guests, invitees and/or their respective directors, officers, employees, agents and representatives, in any way arising out of, in relation to, or in connection with the activities conducted pursuant to this Agreement or (ii) any defective condition of any equipment of Demise Owner or Time Charterer employed in connection with this Agreement, regardless of whether such negligence, fault, absolute or strict liability, lack of due diligence, other action or inaction, unseaworthiness or defective condition be active or passive, primary or secondary, technical or vicarious and regardless of whether based on any violation by any international, federal, state, local or maritime law, rule, regulation, code, ordinance or order.
(c)    Without limitation, the foregoing indemnification shall extend to Damages, whether civil, criminal or administrative, relating to pollution or contamination of the waters or air or earth (including without limitation natural resource damages, clean-up, remedial or removal costs, fines and penalties). This Section is inapplicable if such Damages are caused wholly, entirely and proximately by the gross negligence or willful misconduct of Time Charterer or its officers, directors, employees, or agents.
(d)    Demise Owner shall promptly report to Time Charterer as soon as practicable all accidents, incidences or occurrences which might give rise to an obligation of Demise Owner to indemnify any Time Charterer Indemnitee hereunder. Demise Owner shall, if and when requested, furnish Time Charterer a copy of reports made by Demise Owner to Demise Owner’s insurer or to others of such accidents, incidences and occurrences together with any other relevant documents including witness statements and any other investigative material.
(e)    Time Charterer shall have the option of either tendering its defense to Demise Owner under this Agreement or of providing its own defense. If any Time Charterer Indemnitee tenders defense to Demise Owner, and Demise Owner accepts, defense counsel shall be reasonably acceptable to Time Charterer and the Time Charterer Indemnitee and shall keep Time Charterer fully informed of the status of the defense. Demise Owner shall have the right in its reasonable discretion, to settle any claims being defended by Demise Owner provided (i) Demise Owner shall consult with Time Charterer and the affected Time Charterer Indemnitees prior to making any settlement offers or agreeing to any settlement, (ii) Demise Owner shall be fully capable of performing the conditions of the settlement, including any financial considerations to be paid, (iii) no Time Charterer Indemnitee shall have any obligations under such settlement, and (iv) such settlement shall not act as an admission of liability or violation or serve to create a violations history or adverse precedent against the Time Charterer Indemnitee. If Time Charterer elects to provide its own defense, Time Charterer shall not be entitled to recover from Demise Owner any costs and expenses in doing so.

(f)    Demise Owner’s liability under this Section 16 shall be limited to the amounts or types of insurance coverage required in Section 25 hereof, except in the case of the Demise Owner's gross negligence or willful misconduct.
(g)    Except to the extent provided in Section 16(h), Time Charterer agrees to pay, defend, indemnify and hold harmless each Indemnitee from and against any and all present and future Claims of whatsoever nature and all reasonable costs and expenses (including, but not limited to, reasonable attorneys' and consultants' fees and disbursements) directly or indirectly relating to or in any way arising out of:
(i)    any Time Charterer Event of Default or any Time Charterer default or Time Charterer Parent default under any Principal Document to which Time Charterer or Time Charterer Parent is a party (including, without limitation, any amendments, supplements, consents, waivers or modifications relating thereto whether or not entered into) or the enforcement in default of any of the terms thereof;
(ii)    the manufacture, design, construction, purchase, sale, ownership by any entity, financing, ordering, delivery, return, acquisition, title on acquisition, charter, subcharter, rejection, installation, possession, documentation, titling, retitling, registration, custody by the Owner, the Demise Owner or the Time Charterer of title and registration documents, use, non-use, misuse, operation, transportation, inspection, repair, maintenance, overhaul, testing, storage, fleeting, control or disposition of any Vessel, including, without limitation, any claims arising under the doctrine of strict liability in tort; any claims arising with respect to injury to person or property, and claims based on patent, trademark, trade name or copyright infringement;
(iii)    any misrepresentation by the Time Charterer or the Time Charterer Parent contained in the Time Charter, or in any other Principal Documents to which such person is a party;
(iv)    any defaults, breaches, violations or non-compliance by the Time Charterer of (A) the Bareboat Charter, the Time Charter, the other Principal Documents to which the Time Charterer is a party or by which it is bound, or (B) any Applicable Laws of any Governmental Authority, and all other requirements having the force of law applicable at any time to the Vessels (including, without limitation, any Environmental Laws or the rules and regulations of the United States Coast Guard, Customs and Border Protection, or the United States Maritime Administration);
(v)    any Trigger Event expressly including, but not limited to, failure to pay when due Basic Hire or Supplemental Hire, or resulting in any exercise of remedies by any Indemnitee in connection with such Trigger Event or Time Charterer Event of Default;
(h)    Notwithstanding the foregoing Section 16(g), the Time Charterer shall not be required to pay, defend, indemnify and hold harmless any Indemnitee against any claim, demand or liability to the extent that it:

(i)    arises out of the willful misconduct or gross negligence of such Indemnitee or out of such Indemnitee's violation of, or failure to perform its express obligations under, any of the Principal Documents to which it is a party and by which it is bound;
(ii)    is imposed for any period, or with respect to any act and/or event occurring, after the expiration or earlier termination of the Time Charter and/or the satisfaction of all the obligations of the Time Charterer under this Agreement, including, if applicable, the redelivery of all of the Vessels to the Owner or its designee at the location specified in, or otherwise in accordance with, the Bareboat Charter and this Agreement, unless the Time Charterer shall have acquired the Vessels in accordance with Section 18 of this Agreement;
(iii)    results from a voluntary disposition by such Indemnitee of all or any part of its interest in the Vessels (other than as a result of the occurrence of any Event of Default under the Bareboat Charter) or results from an involuntary disposition thereof in connection with any bankruptcy or other proceeding for the relief of debtors in which such Indemnitee is the debtor or any foreclosure by a creditor of such Indemnitee with respect thereto other than a bankruptcy or other proceeding or a foreclosure caused by an Event of Default hereunder; or
(iv)    is for expenses which are to be borne by such Indemnitee pursuant to the express provisions of the Principal Documents.
(i)    The Time Charterer shall give the Indemnitees and the Demise Owner prompt notice of any occurrence, event or condition known to the Time Charterer as a consequence of which any Indemnitee may be entitled to indemnification hereunder. The Time Charterer further agrees that, with respect to any payment or indemnity hereunder, such payment or indemnity shall include any amount necessary to hold the Indemnitee harmless, on an After-Tax Basis.
(j)    Each Indemnitee agrees to give the Time Charterer prompt notice of any occurrence, event or condition known to a Responsible Officer of such Indemnitee and as a consequence of which such Indemnitee may be entitled to indemnification hereunder; provided, however, that any failure to give such notice shall not relieve the Time Charterer from any liability hereunder except if such failure shall have materially prejudiced the Time Charterer and then only to the extent of actual damages caused solely and directly by such failure. In case any action, suit or proceeding is brought against any Indemnitee in connection with any claim indemnified against hereunder, such Indemnitee will, promptly after receipt of notice of the commencement of such action, suit or proceeding, notify the Time Charterer thereof, enclosing a copy of all papers served upon such Indemnitee, but failure to give such notice or to enclose such papers shall not relieve the Time Charterer from any liability hereunder except if such failure shall have materially prejudiced the Time Charterer and then only to the extent of actual damages caused solely and directly by such failure.
(k)    The Time Charterer may, and upon such Indemnitee's request will, at the Time Charterer's sole cost and expense, resist and defend such action, suit or proceeding, or cause the same to be resisted or defended by counsel selected by the Time Charterer and reasonably satisfactory to such Indemnitee and in the event of any failure by the Time Charterer to do so, the Time Charterer shall pay all costs and expenses (including, without limitation, reasonable attorneys'

fees and expenses) incurred by such Indemnitee in connection with such action, suit or proceeding; provided, that prior to the Time Charterer resisting or defending such action, suit or proceeding, or causing the same to be resisted or defended, the Time Charterer shall have acknowledged in writing to the relevant Indemnitee its responsibility to indemnify against such action, suit or proceeding (and any and all liability relating thereto) in full and shall keep such Indemnitee fully apprised of the status of such proceeding and shall provide such Indemnitees with all information with respect thereto that such Indemnitee shall reasonably request. Notwithstanding any of the foregoing to the contrary, the Time Charterer shall not be entitled to assume responsibility for and control of any such judicial or administrative proceedings (i) if it shall have failed to employ counsel reasonably satisfactory to the relevant Indemnitee in a timely manner, (ii) the relevant Indemnitee shall have been advised by counsel that there are actual or potential conflicting interests between Time Charterer, and shall have notified Time Charterer of such advice, such Indemnitee including situations in which there are one or more legal defenses available to such Indemnitee that are different from or additional to those available to Time Charterer, or (iii) during any time while a Time Charterer Event of Default shall have occurred and be continuing, or if any criminal liability could be imposed on such Indemnitee by such proceedings. Any Indemnitee may participate at its own expense and with its own counsel in any judicial or administrative proceeding controlled by the Time Charterer. Notwithstanding the foregoing, Time Charterer shall not consent to the terms of any compromise or settlement of any action defended by Time Charterer in accordance with the foregoing without the prior written consent of such Indemnitee unless such compromise or settlement (x) includes a release of such Indemnitee from all liability arising out of such action and (y) does not include a statement as to or an admission of fault, guilt, culpability by or on behalf of such Indemnitee.
(l)    To the extent that the Time Charterer indemnifies any Indemnitee with respect to and indefeasibly pays in full any Claim indemnified by the Time Charterer pursuant to this Section 16, then the Time Charterer shall be subrogated, and shall receive the benefit of, any insurance policy (other than insurance carried for the Indemnitee's own account), including, without limitation, guarantees and causes of action against third parties to which such Indemnitee may be entitled with respect to the matter which gave rise to the rights of indemnification hereunder, up to but not to exceed the amount which the Time Charterer had to pay, and such Indemnitee shall cooperate with the Time Charterer at the Time Charterer's sole cost and expense in seeking to obtain the benefit for the Time Charterer of such insurance policies, guarantees, or causes of action.
(m)    No provision of this Section 16 shall be construed to be a waiver on the part of the Owner, the Demise Owner or the Time Charterer of the benefit of any limitation of, or exemption from, liability accorded the owner or charterer of a vessel by any applicable statute or rule of law, provided that the terms of this sentence shall not in any way affect in any manner whatsoever: (A) the obligation of the Time Charterer to each Indemnitee under the indemnities provided for in Section 16(g); (B) the obligation of Demise Owner to each Time Charterer Indemnitee provided for in Section 16(b); or (C) the obligations of any indemnitee to the Time Charterer as expressly set forth in the Principal Documents to which any such indemnitee is a party. Time Charterer’s payments to any Indemnitee under Section 16(g) (including, without limitation, indemnity payments construed or paid as Supplemental Hire or Reimbursement Hire) shall not be construed as a satisfaction or waiver of any indemnity obligation or payment due from Demise Owner to any Time Charterer Indemnitee.

(n)    Other than as expressly provided to the contrary in Section 16(h)(ii) above, the indemnities contained in this Section 16 shall survive the expiration or earlier cancellation or termination of this Agreement and any and all of the other Principal Documents. The indemnities contained in this Section 16 shall not be construed as a guarantee by the Time Charterer of the useful life or residual value of any Vessel.
17.    NO WAIVER OF PERFORMANCE
The failure of Time Charterer or Demise Owner to insist in any one or more instances upon performance of any of the terms, covenants or conditions of this Agreement shall not be construed as a waiver or relinquishment of the future performance of any such term, covenant or condition and shall not establish a practice or course of dealing, and Demise Owner’s or Time Charterer’s obligations with respect to such future performance shall continue in full force and effect.
18.    EARLY TERMINATION AND PURCHASE OPTION
(a)    Early Termination and Purchase Option: If (i) a Step-In Default occurs and is continuing, or (ii) following the occurrence and continuation of a Step-In Default (x) Time Charterer elects within ninety (90) days of such Step-In Default not to exercise Step-In Rights under Section 19 herein, or elects to exercise such Step-In Rights but abandons such exercise subsequent thereto, or (y) Time Charterer’s election to exercise Step-In Rights under Section 19 fails to obtain the required consent of Owner under the Bareboat Charter, or (z) Time Charterer’s election to exercise Step-In Rights under Section 19 does not result in a substitute demise owner within ninety (90) days of the Step-In Default at issue; or (iii) one or both of the Vessels sustains an Event of Loss (as defined in the Bareboat Charter); or (iv) Demise Owner and Time Charterer receive Owner’s notice described in Section 21(b)(iv) of the Bareboat Charter, and in the case of each of clauses (i), (ii), (iii) and (iv) above, except upon a Trigger Event constituting a Time Charterer Event of Default described in Section 20(b)(v) hereof, then the Time Charterer or its designee may elect its right to purchase all of the Vessels pursuant to the terms and ETP Price set forth in Section 21(b) of the Bareboat Charter.
(b)    Mid-Term Purchase Option: Assuming no Trigger Event has occurred and is continuing, and subject to adherence to applicable notification periods, Time Charterer shall have the option to terminate the Time Charter and purchase all of the Vessels after the third anniversary of the Delivery Date pursuant to the terms of the early buy out option set forth in Section 21(b)(i) of the Bareboat Charter.
(c)    End of Term Purchase Option: Subject to adherence to all applicable notification periods, Time Charterer shall have the option to purchase all of the Vessels pursuant to the end of term purchase option set forth in Section 21(a) of the Bareboat Charter.
(d)    In the absence of a Trigger Event occurring and continuing, upon one year advance written notice Time Charterer or Demise Owner may terminate this Time Charter on the third anniversary of the Delivery Date, in which case Time Charterer’s notice of termination pursuant to this Section 18(d) shall require Time Charterer to exercise Step-In Rights set forth in Section 19 as if it were following a Step-In Default.

(e)    Notwithstanding the foregoing provisions of this Section 18, the exercise of any purchase option provided above by the Time Charterer or its designee, and the sale of the Vessels to and the purchase of the Vessels by the Time Charterer or its designee pursuant to such option, shall be subject to the approval of the United States Maritime Administration, to the extent that such approval is required under Applicable Law at the time of any exercise of the option.
(f)    To the extent Time Charterer desires to exercise any purchase option pursuant to this Section 18, Time Charterer shall be responsible for providing any notice required under the Bareboat Charter to both Demise Owner and Owner, and Demise Owner agrees to cooperate with the Time Charterer regarding compliance with other purchase option-related provisions of the Bareboat Charter and Demise Owner agrees that Time Charterer shall have the option to designate Demise Owner’s designee in the event of a transfer of title pursuant to Section 15(b) of the Bareboat Charter.
19.    STEP-IN RIGHTS
(a)    In the event of a Step-In Default under this Time Charter or upon Time Charterer providing a timely notice pursuant to Section 18(d) of this Time Charter, Time Charterer shall have the right, subject to the further provisions of this Section 19, to replace the Demise Owner in order to protect the quiet enjoyment rights of Time Charterer under the Time Charter. Time Charterer will provide Owner with written notice of its election to exercise Step-In Rights during the period to elect Step-In Rights, or sixty (60) days in advance in the case of a termination under Section 18(d) above. After receipt by Owner of Time Charterer’s notice of election to exercise Step-In Rights, Owner and Time Charterer will consult and, subject to approval of Owner (not to be unreasonably withheld, it being agreed that it would not be unreasonable for Owner to withhold its consent on the basis of lack of internal credit approval, know your customer restrictions or other underwriting criteria), Time Charterer may identify a substitute bareboat charterer who will agree to be assigned and to assume the performance of the obligations of Demise Owner under the Bareboat Charter and the Time Charter. Any such substitute demise owner shall be a Citizen of the United States eligible to operate vessels in the coastwise trade. Notwithstanding the foregoing provisions of this Section 19, the Time Charterer shall not be permitted to exercise Step-In Rights under this Section during any period that a Time Charterer Event of Default under Section 20(b) has occurred and is continuing, (i) if such Time Charterer Event of Default constitutes a Trigger Event, or (ii) if as a result of such Time Charterer Event of Default a lien (other than a Permitted Lien as defined under the Bareboat Charter) has been claimed against any Vessel, or (iii) with respect to any Time Charterer Event of Default other than a default referenced in clauses (i) or (ii) of this Section, unless the exercise of the Step-In Right by the Time Charterer will effect the cure of such Time Charterer Event of Default.
20.    DEFAULT
(a)    Events of Default. The following events shall constitute events of default of the identified party:
(b)    Time Charterer Events of Default:

(i)    any payment of (A) Basic Hire shall fail to be made as the same shall become due and payable, or (B) Supplemental Hire (other than Stipulated Loss Value and ETP Price as to which there is no grace period) shall fail to be made as the same shall become due and payable, and such failure shall continue for three (3) Business Days; or
(ii)    any payment of Management Hire, Charter Hire, or Reimbursement Hire (except as set forth in 20(b)(i)) shall fail to be made as the same shall become due and payable and such failure shall continue for fourteen (14) Business Days; or
(iii)    any representation or warranty made by Time Charterer herein or in any other Principal Document to which it is a party or in any document or certificate furnished to Demise Owner or Owner in connection herewith or therewith or pursuant hereto or thereto shall prove at any time to be incorrect in any material respect as of the date made and such event shall not have been remedied within thirty (30) days of notice thereof; or
(iv)    Time Charterer defaults or shall fail to perform or observe any other covenant, condition or agreement to be performed or observed by it hereunder or under any other Principal Document to which it is a party and (if capable of remedy) such failure shall not have been remedied within thirty (30) days after notice of such default or failure to perform or observe; or
(v)    Time Charterer or Time Charterer Parent becomes insolvent, makes an assignment for the benefit of creditors, or consents to the appointment of a trustee or receiver; a general failure to pay or admittance in writing by Time Charterer or Time Charterer Parent of its inability to pay its debts as they become due or voluntary commencement of any case or proceeding, or filing any petition under any bankruptcy, insolvency or similar law, or seeking dissolution, liquidation, or reorganization or the appointment of receiver, trustee or custodian or liquidator by Time Charterer or Time Charterer Parent; or an involuntary proceeding or petition is commenced or filed against Time Charterer or Time Charterer Parent under any bankruptcy, insolvency or similar law that is not resolved within sixty (60) days, or
(vi)    Time Charterer ceases to remain a direct or indirect wholly-owned consolidated subsidiary of The Mosaic Company, or
(vii)    (A) Time Charterer fails to maintain the Time Charterer Parent Guaranty in full force and effect, or the Time Charterer or Time Charterer Parent attempts to repudiate or terminate the Time Charterer Parent Guaranty, (B) any of the representations or warranties set forth in Section 7 of the Time Charterer Parent Guaranty (I) that are subject to materiality qualifications shall be incorrect or misleading in any respect when made, and in any such case shall not have been remedied (if capable of remedy) within thirty (30) days of notice thereof and (II) that are not subject to materiality qualifications shall be incorrect or misleading in any material respect when made, and in any such case shall not have been remedied (if capable of remedy) within thirty (30) days of notice thereof, or (C) Time Charterer Parent fails to comply with the covenants set forth in Section 8 or obligations set forth in Sections 10 and 12 of the Time Charterer Parent Guaranty, and such non-compliance under Sections 8 or 12 shall not have been remedied (if capable of remedy) within thirty (30) days of notice thereof, and such non-compliance under Section 10 continues uncured or un-remedied after the thirty (30) day period provided for in the Time Charterer Parent Guaranty;
(viii)    A Demise Owner Event of Default shall have occurred and is continuing or the Bareboat Charter is terminated other than as permitted in the Bareboat Charter; or
(ix)    Time Charterer Parent (A) dissolves, liquidates, or ceases or suspends the conduct of business, or (B), any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”), directly or indirectly, of more than 50% of the equity securities of Time Charterer Parent entitled to vote for members of the board of directors or equivalent governing body of Time Charterer Parent on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right) or (C) during any period of 12 consecutive months, a majority of the members of the board of directors of Time Charterer Parent ceases to be composed of individuals (i) who were members of the board of directors on the first day of such period, (ii) whose election or nomination to the board of directors was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of the board of directors or (iii) whose election or nomination to the board of directors was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of the board of directors or any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors; or
(x)    Acceleration of or failure to pay at maturity any Debt by the Time Charterer Parent or any Subsidiary thereof in an aggregate amount in excess of $100,000,000. “Debt” means (without duplication) with respect to any Person, whether recourse is to all or a portion of the assets of such Person and whether or not contingent, (i) every obligation of such Person for money borrowed, (ii) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses, (iii) every reimbursement obligation of such Person with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of such Person, (iv) every obligation of such Person issued or assumed as the deferred purchase price of property or services, (v) every capital lease obligation of such Person determined in accordance with U.S. generally accepted accounting principles, and (vi) every obligation of the type referred to in the foregoing clauses (i) through (v) of another Person and all dividends of another Person the payment of which, in either case, such Person has guaranteed or secured or is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise. Notwithstanding any terms of this definition to the contrary “Debt” shall not include any trade accounts payable or accrued liabilities arising in the ordinary course of business.
(c)    Demise Owner Events of Default:
(i)    (A) any payment due from Demise Owner to Time Charterer under the Time Charter or (B) any payment due from Demise Owner to Owner under the Bareboat Charter, shall fail to be made as the same shall become due and payable past any applicable period of cure or grace; or
(ii)    (A) a Vessel experiencing more than six (6) trip delays during any rolling twelve (12) month period, each trip delay lasting more than twenty-four (24) consecutive hours, during which time the Vessels are unable to transfer or transport cargo, or (B) failure to take or employ applicable corrective measures following a non-compliance event set forth in Sections 15(a)(i)-(iv) and such failure continues for thirty (30) days after notice from Time Charterer or (C) following the timely implementation of applicable corrective measures, a subsequent non-compliance event of the same subsection of 15(a) occurs within a three month period following the implementation of the corrective measures; or
(iii)    any representation or warranty made by Demise Owner herein or in any other Principal Document or in any document or certificate furnished to Demise Owner or Owner in connection herewith or therewith or pursuant hereto or thereto shall prove at any time to be incorrect in any material respect as of the date made; or
(iv)    Demise Owner or the Savage Companies (the “Demise Owner Parent”) defaults or shall fail to perform or observe any other covenant, condition or agreement to be performed or observed by it hereunder or under any other Principal Document (as defined in the Bareboat Charter) and (if capable of remedy) such failure shall not have been remedied within thirty (30) days after notice of such default or failure to perform or observe; or
(v)    Demise Owner or Demise Owner Parent becomes insolvent, makes an assignment for the benefit of creditors, or consents to the appointment of a trustee or receiver; a general failure to pay or admittance in writing by Demise Owner or Demise Owner Parent of its inability to pay its debts as they become due or voluntary commencement of any case or proceeding, or filing any petition under any bankruptcy, insolvency or similar law, or seeking dissolution, liquidation, or reorganization or the appointment of receiver, trustee or custodian or liquidator by Demise Owner Parent; or an involuntary proceeding or petition is commenced or filed against Demise Owner Parent under any bankruptcy, insolvency or similar law, or
(vi)    Demise Owner fails to remain a direct or indirect majority-owned and Controlled consolidated subsidiary of the Demise Owner Parent; or
(vii)    (A) the occurrence and continuance of an Event of Default under the Bareboat Charter or (B) termination of the Bareboat Charter (other than a termination in connection with Time Charterer’s exercise of its early termination purchase option or Step-In Rights under Sections 18(a) or 19); or

(viii)    failure to meet Demise Owner’s Operational Obligations pursuant to Section 7(c), or
(ix)    any events which could reasonably expected to have a material adverse effect on the operations, business, assets, properties or conditions of Demise Owner, or
(x)    Demise Owner ceases to be a coastwise qualified Citizen; or
(xi)    Demise Owner fails to comply with the representations, warranties and covenants set forth in Schedule 7 of the Bareboat Charter, which is incorporated herein as if set forth fully in writing herein, and such non-compliance shall not have been remedied within thirty (30) days of Demise Owner’s Knowledge or notice of such non-compliance to Demise Owner, unless a shorter period of grace or cure expressly applies, or unless such non-compliance results in an earlier Event of Default under the Bareboat Charter (For the purposes of this provision, the term “Demise Owner Knowledge” means the actual or constructive knowledge of the Managers of Demise Owner, or other Persons serving in a similar capacity pursuant to the Demise Owner’s organizational documents, or the Persons appointed as officers of Demise Owner, and persons in similar capacities with respect to the Demise Owner Guarantor, and any Affiliates of Demise Owner Guarantor performing operations or activities with respect to the Principal Documents or the Vessel), or
(xii)    Demise Owner fails to maintain the Demise Owner Parent Time Charter Guaranty and Demise Owner Parent Guaranty in full force and effect or the Demise Owner Parent attempts to repudiate or terminate the Demise Owner Parent Time Charter Guaranty or Demise Owner Parent Guaranty or defaults under the Demise Owner Parent Time Charter Guaranty or Demise Owner Parent Guaranty and, to the extent applicable, such default continues uncured after any required notices thereof and expiration of any applicable cure period, or
(xiii)    Demise Owner Parent (A) dissolves, liquidates, or ceases or suspends the conduct of business, (B), sells or transfers all, substantially all, or any substantial portion of its assets to any Person; engages in any sale of its securities or enters into a merger or consolidation or other transaction resulting in a change in 50% or more of the total voting power of Demise Owner Parent’s outstanding voting securities as of the Delivery Date, except in connection with a Demise Owner Permitted Transaction.
(xiv)     Demise Owner Events of Default Definitions:
(A)    “Demise Owner Change of Control” shall be deemed to have occurred (i) should Demise Owner (or, following a Demise Owner Permitted Transaction, the Demise Owner Surviving Person, if different from the Demise Owner) cease to be the direct or indirect majority-owned Subsidiary of Demise Owner Parent, or (ii) upon any investment in Demise Owner (whether in respect of capital, equity, debt or otherwise) by any individual or entity that, or any individual or entity owned (directly or indirectly) by an individual or entity that, is conducting, or is otherwise engaged in, any of the principal businesses of Time Charterer or Time Charterer Parent or any business that competes with any of the principal businesses of the Time Charterer or Time Charterer Parent, or (iii) upon any change that causes Demise Owner to fail to be a Citizen.

(B)    “Demise Owner Permitted Transaction” means a merger or consolidation of the Demise Owner Parent or sale by the Demise Owner Parent of all or any substantial portion of its assets, so long as, either Demise Owner Parent is the surviving entity with respect to a merger or consolidation or the Demise Owner Surviving Person is the surviving entity or acquirer of such assets and:
A.    the Demise Owner Surviving Person is a corporation, limited partnership or limited liability company organized or existing under the laws of the United States, any state of the United States or the District of Columbia and otherwise qualifies as a Citizen;
B.    the Demise Owner Surviving Person assumes all of the obligations of the Demise Owner Parent under each Principal Document to which Demise Owner Parent is a party and under each Demise Owner Parent Guaranty (or issues a replacement guaranty at the request of the beneficiaries thereof) in writing to the satisfaction of the beneficiaries thereof;
C.    the Demise Owner Surviving Person has a net worth or debt rating at least equal to or greater than that of the Demise Owner Parent on the Delivery Date, as determined by Owner, and Demise Owner remains the majority-owned subsidiary of Demise Owner Surviving Person and no change has been made to its organizational documents other than to reflect a new member;
D.    the Demise Owner Surviving Person does not conduct, or otherwise engage in, any of the principal businesses of Time Charterer or Time Charterer Parent or any business that competes with any of the principal businesses of the Time Charterer or Time Charterer Parent; and
E.    immediately after such transaction no Default or Event of Default exists under the Bareboat Charter, Time Charter or any Principal Document.
(C)    “Demise Owner Surviving Person” shall mean, with respect to a Demise Owner Permitted Transaction, the Person that is the survivor of a merger or consolidation with the Demise Owner Parent or the acquirer of assets from the Demise Owner Parent in a Demise Owner Permitted Transaction.
(d)    “Trigger Event” shall mean the occurrence and continuation of any Financing Default; any event described in Section 18(a)(ii); any Event of Default described in Sections 20(b)(i), (ii), (v), (vi), (vii), or (x); and any Event of Default described in Sections 20(c)(i)(B), (v), (vi), (vii)(B), (x), and (xi), in any such case not cured within any applicable time for cure.

(e)    “Step-In Default” shall mean (i) the occurrence and continuation of any Demise Owner Event of Default that is not a Trigger Event, or (ii) the occurrence of an indemnity claim pursuant to Section 10(p) of the Bareboat Charter for reasons other than an actual Demise Owner Event of Default thereunder resulting in a Supplemental Hire obligation hereunder in excess of the sum of 3/12 annual Management Hire.
21.    ACTIONS FOLLOWING EVENT OF DEFAULT
(a)    If any Step-In Default shall have occurred and be continuing, Time Charterer may exercise the Step-In Rights set forth in Section 19 of this Time Charter and reflected in Section 7(h) of the Bareboat Charter.
(b)    If any Trigger Event shall have occurred and be continuing, (other than a Trigger Event which constitutes a Time Charterer Event of Default under Sections 20(b)(i), 20(b)(ii) or 20(b)(v), so long as such Time Charterer Event of Default remains uncured), Time Charterer may elect to exercise the early termination purchase option in Section 18(a) of this Time Charter and reflected in Section 21(b) of the Bareboat Charter.
(c)    If any Demise Owner Event of Default shall have occurred and be continuing, whether Time Charterer elects or declines to elect remedies set forth in Sections 18(a) or 19, shall not affect Time Charterer's rights and remedies available at law or equity, including to proceed either at law, in admiralty or in equity to enforce performance by Demise Owner of the applicable provisions of this Time Charter, to terminate all rights of the Demise Owner under the Time Charter, and to recover damages for the breach thereof;
(d)    If any Time Charterer Event of Default shall have occurred and be continuing, Owner, as assignee of Demise Owner’s rights hereunder pursuant to the Bareboat Charter, may declare this Time Charter to be in default, and at any time thereafter, so long as Time Charterer shall not have remedied all outstanding Events of Default, Demise Owner may exercise any one or more of the following rights and remedies:
(i)    Demise Owner may proceed either at law, in admiralty or in equity to enforce performance by Time Charterer of the applicable provisions of this Time Charter or to recover damages for the breach thereof; and
(ii)    Demise Owner may declare that all Basic Hire payable by Time Charterer over the remainder of the term of this Time Charter to be immediately due and payable and proceed either at law, in admiralty or in equity to collect the accelerated Basic Hire from Time Charterer; and
(iii)    Demise Owner may terminate all rights of Time Charterer under this Time Charter with respect to the Vessels, by notice in writing to Time Charterer (except that in the case of any Event of Default in subsections 20(b)(i) such termination shall be automatic without the requirement of such written notice), whereupon all rights of Time Charterer to the use of the Vessels shall absolutely cease and terminate, but Time Charterer shall remain liable for all of its obligations resulting from such termination, including, but not limited to, the payment of Management Hire, Charter Hire and

Reimbursement Hire, that have accrued under this Time Charter up to the date of such termination; and for accelerated Basic Hire under Section 21(d)(ii); and
(iv)    Owner, as assignee of Demise Owner’s rights hereunder pursuant to the Bareboat Charter, may enforce the Security Agreements.
(e)    The remedies in this Time Charter shall not be deemed exclusive, but shall be cumulative, and shall be in addition to all other remedies in its favor under the Principal Documents existing at law, in admiralty or in equity; provided, however, that notwithstanding this Section 21(e), and Sections 21(c) and (d) of this Agreement, a party may not seek or recover damages for a breach of this Agreement by the other party if the Event of Default giving rise to such breach by such other party (except in the event of an Event of Default arising from the failure to pay Basic Hire) is caused by an act or acts of God; acts of war; acts of public enemies, pirates or assailing thieves; arrest or restraint of princes, rules or people; plant closure; strike, lockout, work stoppage or restraint of labor from whatever cause, either partial or general; riot or civil commotion; closures of any navigable waterway by act of any governmental agency or authority; or any other cause or causes not reasonably within control of the party affected which, despite the exercise of due diligence, such party is unable to prevent or overcome; provided, however, that (i) neither party is obligated to settle strikes, lockouts or other labor disturbances by acceding to the demands of an opposing party when such course is inadvisable in the sole discretion of the party experiencing the interference and (ii) in no case shall a seizure by a governmental authority as a result of the presence of controlled substances aboard the Vessels entitle Demise Owner to invoke the benefits of this clause.
(f)    The failure of a party to exercise the rights granted it hereunder, or the partial exercise of such rights, upon any occurrence of any of the contingencies set forth herein shall not constitute a waiver of any such rights upon the continuation or recurrence of any such contingencies or similar contingencies or preclude any other or further exercise of such rights or of any other rights. No express or implied waiver by a party of any Event of Default or right of such party shall in any way be, or be construed to be, a waiver of any future or further Event of Default or right of such party.
22.    ASSIGNMENT; SUBCHARTERING
(a)    Time Charterer shall have the right to assign this Agreement to the Time Charterer Parent or any solvent wholly-owned subsidiary or affiliate of Time Charterer Parent organized under a State within the United States without the consent of Demise Owner, but with the consent of Owner (not to be unreasonably withheld, it being agreed that it would not be unreasonable for Owner to withhold its consent on the basis of know your customer restrictions); provided that any such assignment shall not release or relieve Time Charterer Parent of its obligations under the Time Charterer Parent Guaranty (which shall be reaffirmed in writing at the request of Owner) or relieve Time Charterer of its obligations hereunder unless such obligations are assumed by such assignee. Time Charterer shall provide Demise Owner prompt notice of any such assignment. Time Charterer shall be permitted to subcharter the Vessels under the following conditions: (i) no Event of Default shall have occurred and be continuing or occur immediately after giving effect thereto; (ii) the term of any subcharter in no event shall be for a period of greater than six (6) months, the subcharter may not be a demise charter, and in no event shall extend beyond the termination of the Charter Period; (iii) each subcharter shall be in writing, a copy of which shall be furnished to Demise Owner and Owner, at least thirty (30) days prior to the effective date of the subcharter; (iv) the subcharterer under each such subcharter shall expressly agree in such written subcharter that its rights in such subcharter are subject and subordinate to the rights of Demise Owner and Owner hereunder and under the Bareboat Charter, and that, with respect to the Vessels subject to said subcharter, upon an Event of Default, Demise Owner or Owner or their respective assignees shall have the right to take possession of said Vessels free and clear of any rights of the subcharterer under the subcharter; (v) Time Charterer will duly and punctually perform and observe all covenants and agreements on its part to be performed and observed under such subcharter, and will enforce due and punctual performance and observance under such subcharter of all covenants and agreements on the subcharterer's part to be performed and observed under such subcharter; (vi) no subcharter shall release or relieve Time Charterer Parent of its obligations under the Time Charterer Parent Guaranty (which shall be reaffirmed in writing at the request of Owner) or release or relieve Time Charterer from any of its obligations pursuant to this Time Charter; (vii) no subcharter will grant the subcharterer any greater rights than Time Charterer has under this Time Charter, including the provisions relating to assignments, sub-subchartering, purchase or renewal options; (viii) if Demise Owner or Owner so requires, Time Charterer shall assign all of its right, title and interest in and to the relevant subcharter to Demise Owner and Owner as security for the Time Charterer's obligations owed to Demise Owner and Owner hereunder; and (xi) such subcharter shall be in compliance with Applicable Law, the Bareboat Charter, and applicable insurance policies.
(b)    Demise Owner may not assign this Agreement or any rights hereunder without the express prior written consent of Owner and Time Charterer. Upon consent of all required parties to any such assignment, the Basic Hire, Management Hire, Charter Hire and Reimbursement Hire and other sums payable by Time Charterer hereunder which are the subject matter of the assignment shall be paid to or upon the written order of the assignee. No such assignee shall be obligated to perform any duty, covenant or condition required to be performed by Demise Owner under the terms of this Time Charter unless such assignee expressly assumes such obligation and Demise Owner shall thereupon be relieved of any further liability hereunder. Any such assignee upon assignment and assumption of this Time Charter shall become the “Demise Owner” hereunder and shall have all rights, powers and remedies given to Demise Owner by this Time Charter.
(c)    Successor Demise Owner. Demise Owner may be replaced under this Time Charter and the Bareboat Charter by a successor demise owner in accordance with the provisions of Section 19 of this Time Charter and Section 7(h) of the Bareboat Charter.
23.    SEVERABILITY
The provisions of this Agreement are severable. If any term, covenant or condition of this Agreement shall be deemed invalid, in whole or in part, such invalidity shall not affect any other terms, covenants or conditions herein that can be given effect without the invalid term, covenant or condition.
24.    CHOICE OF LAW
This Agreement shall be construed in accordance with the general maritime law of the United States of America and to the extent not inconsistent therewith, the laws of the State of New York, without regard to the choice-of-law provisions thereof.

25.    INSURANCE
(a)    During the Charter Period, Demise Owner will maintain, or cause to be maintained, all insurance as required under the Bareboat Charter and all insurance set forth in Exhibit C (so long as such insurance or terms would not impair, conflict with or violate the requirements of the Bareboat Charter). All insurance proceeds shall be applied in accordance with the terms of the Bareboat Charter. Any notices required to be given to Demise Owner’s insurers, shall be given by Demise Owner with a copy delivered to Time Charterer.
(b)    Time Charterer may carry insurance in respect of any Vessel in addition to the insurance required under this Section 25 at its own expense, provided such additional Time Charterer’s insurance is permitted by the terms of the insurance required in this Section 25 and would not impair, conflict with or violate such insurance, and in the case of protection and indemnity and pollution, spillage or leakage insurance shall include the Demise Owner, the Owner, and any mortgagee of the Vessels as additional insureds therein.
26.    NOTICES
Except as otherwise provided herein, any notice required or permitted to be given hereunder shall be given in writing and delivered personally or by overnight courier or sent by U.S. registered or certified mail, postage prepaid or by e-mail, to the following addresses or e-mail addresses:

If to Demise Owner:	Savage Harvest Operations, LLC
c/o Savage Marine Management Company, LLC
1575 Sawdust Road
Suite 250
The Woodlands, Texas 77380
Phone: 281-673-1121
Email: NickWalker@savageservices.com
Attn: Nicholas Walker – Director Offshore Operations

Copy to:	Savage Services Corporation
901 W. Legacy Center Way
Midvale, Utah 84047
Attn: General Counsel

If to Time Charterer:	Tampa Port Services, LLC
13830 Circa Crossing Drive
Lithia, Florida 33547
Phone: 813-500-6618
Email: David.Finken@mosaicco.com
Attn: David Finken – Director – Transportation

Copy to:	The Mosaic Company 3033 Campus Drive, E490 Plymouth, MN 55441
Attn: General Counsel and Vice President & Treasurer
Phone: 763-577-2840
Email: Mark.Isaacson@mosaicco.com
and
Attn: and Vice President & Treasurer
Phone: 763-577-2721
Email: Courtney.Mattson@mosaicco.com
Notices shall be effective when delivered or, if sent by e-mail when transmitted and confirmation received. A change of address, number, or e-mail address shall be noticed to the other party and shall become effective thereupon. Any notice to the Owner required under the terms of this Agreement shall be forwarded to Owner in the manner and at the then-current address for notices set forth in the Bareboat Charter.
27.    JURISDICTION
(a)    Time Charterer and Demise Owner hereby irrevocably consent that any legal action or proceeding against it or any of its assets with respect to this Time Charter may be brought in any jurisdiction where Time Charterer or Demise Owner or any of its respective assets may be found, or in any Federal court of the United States of America located in New York, New York, United States of America, and by execution and delivery of this Time Charter, Time Charterer and Demise Owner hereby irrevocably submit to and accepts with regard to any such action or proceeding, for itself and in respect of its respective assets, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts. Time Charterer and Demise Owner irrevocably consent to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the address set forth in Section 26 hereof for the other party, such service to become effective thirty (30) days after such mailing. Nothing herein shall affect the right of Time Charterer or Demise Owner to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the other party in any other jurisdiction. Time Charterer and Demise Owner further agree that final judgment against the other party in any action or proceeding in connection with this Time Charter shall be conclusive and may be enforced in any other jurisdiction within or outside the United States of America by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and the amount of its indebtedness. Time Charterer and Demise Owner hereby irrevocably waive any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Time Charter brought in the courts referred to above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.
(b)    Waiver of Jury Trial. TIME CHARTERER AND DEMISE OWNER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY

LEGAL ACTION OR PROCEEDING RELATING TO OR ARISING OUT OF THIS TIME CHARTER AND FOR ANY COUNTERCLAIM THEREIN.
(c)    Waiver of Consequential Damages. TIME CHARTERER AND DEMISE OWNER AGREE THAT NEITHER SHALL BE ENTITLED TO RECOVER, AND HEREBY DISCLAIMS, AND WAIVES ANY RIGHT THAT IT MAY OTHERWISE HAVE TO RECOVER, CONSEQUENTIAL, INCIDENTAL, SPECIAL OR INDIRECT DAMAGES AS A RESULT OF ANY BREACH OR ALLEGED BREACH BY THE OTHER PARTY OF ANY OF THE AGREEMENTS, REPRESENTATIONS OR WARRANTIES OF THE OTHER PARTY CONTAINED IN THIS TIME CHARTER.
28.    INDEPENDENT CONTRACTOR/BENEFICIARIES
(a)    This Agreement shall not be construed to be a demise or bareboat charter, nor to be or to give rise to a personal contract or to any agency relationship. Demise Owner shall be an independent contractor with respect to operations of the Vessels and to the performance of all services hereunder. Neither Demise Owner nor anyone employed by Demise Owner shall be deemed for any purpose to be the employee, agent, servant or representative of Time Charterer in the performance of any service, or part thereof, in any manner dealt with under this Agreement. Time Charterer shall have no direction or control of Demise Owner or its employees and agents except in the results to be obtained. The actual performance and superintendence of all operations and services shall be by Demise Owner subject to the general right of inspection by Time Charterer to determine the satisfactory performance thereof by Demise Owner.
(b)    This Time Charter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns and shall inure to the benefit of, and shall be enforceable by, Owner and, with respect to Sections 8 and 16 hereof, shall inure to the benefit of, and shall be enforceable by each Indemnitee as a third party beneficiary hereof. Time Charterer acknowledges that Owner and Demise Owner are entering into certain transactions in reliance on the Time Charterer’s performance of its obligations set forth herein. Time Charterer acknowledges that the Demise Owner has consented to the Owner collaterally assigning its rights under the Time Charter for the benefit of certain Lenders, and that the Demise Owner has entered into an agreement with the Owner and such Lenders concerning the collateral assignment and rights of quite enjoyment under the Bareboat Charter and Time Charter.
29.    DEMISE OWNER BANKRUPTCY
Demise Owner agrees that it will not file or consent to the filing of any petition in bankruptcy or any petition or request for the appointment of a trustee or receiver for any of Demise Owner’s assets for a period of at least 120 days after the expiration of the Term of this Agreement, unless Demise Owner has immediately notified Time Charterer, in writing, of either an intent to file or knowledge of a filing with sufficient opportunity for Time Charterer to assist Demise Owner prior to such filing. Additionally, Demise Owner agrees upon knowledge or notice of any attempts to foreclose on property of Demise Owner, that Demise Owner shall provide immediate written notice to Time Charterer of any such events.

30.    CONFIDENTIALITY
During the Term of this Agreement as well as for a period of five (5) years thereafter, each party agrees to keep confidential (i) the terms, conditions, covenants and agreements contained herein and/or any other agreement between the parties and/or their affiliates and (ii) any and all information which may have been disclosed to such party by the other party and/or its affiliates or which may have been gained from or learned about the other party and/or its affiliates in the course of performing this Agreement (collectively, “Confidential Information”) and agrees not to disclose any of such Confidential Information to any third party nor use any of such Confidential Information for any purpose other than to perform its obligations under this Agreement, subject to the remainder of this Section 30. The information referred to in Section 13 hereof shall be considered Confidential Information of Time Charterer. The parties also agree that no public disclosures relating to this Agreement shall be made by either party, without the prior written consent of the other party, except for disclosures required by Time Charterer, Time Charterer Parent, Demise Owner or Demise Owner Parent to comply with any Applicable Law or exchange rule or requirement or other securities laws, including making any such disclosure in a prospectus, registration statement or other offering document.
All Confidential Information disclosed hereunder will remain the sole property of the disclosing party.
The above confidentiality and nonuse obligations shall not or no longer apply if and to the extent:
(a)    such information is general or public knowledge at the time of disclosure or at a later date becomes general or public knowledge through no fault of the receiving party or any breach of this Agreement by the receiving party;
(b)    such information can be shown by the receiving party to have been in its possession prior to the receipt thereof from the disclosing party;
(c)    such information is made available to the receiving party hereto from an unrelated third party not under any obligation of confidentiality or non-use vis-a-vis the disclosing party;
(d)    such information is or has been independently developed by or for the receiving party by person(s) who have not received and have had no access to such Confidential Information;
(e)    such information is disclosed pursuant to the contemplated (in good faith) or actual sale or other transfer (directly or indirectly) of all or substantially all of the assets or equity ownership interests of a party;
(f)    such information is disclosed to consultants, accountants, bankers or other investors, attorneys or other representatives with a need to know such information, provided that the disclosing party will remain liable for any use or disclosure by such receiving person which the disclosing party was not otherwise permitted to make pursuant to this Time Charter;
(g)    such information is disclosed as may be necessary in any legal proceeding seeking enforcement of this Time Charter; or
(h)    such information is disclosed as may be necessary in connection with arranging or complying with any loan or financing transaction; provided that in each case of permitted disclosure, the disclosing party will take reasonable precautions to maintain the confidentiality of the information disclosed.
If the receiving party is required by law or court order to disclose Confidential Information of the disclosing party, the receiving party shall give the disclosing party prompt notice of such requirement so that the disclosing party may seek any appropriate protective order or other remedy and the receiving party shall cooperate with the disclosing party to obtain said protective order or other remedy.
Upon termination of this Agreement, each party will, upon request of the other party, return all written Confidential Information of the requesting party, including any copies thereof, and cease its use, or, upon request, promptly destroy the same and certify such return and/or destruction. The receiving party may, at its option, retain one copy of such Confidential Information for legal-archival purposes only.
31.    SURVIVAL
The following provisions shall survive the termination hereof: 9, 16, 22, 24, 27, 28, 30, and 31. Upon termination of this Agreement, each Party will retain all claims or rights of action that arose before or at the time of termination, and each other Party will retain any and all defenses thereto.
32.    DEFINITIONS
Capitalized terms used herein which are not defined herein but which are defined in the Schedule X of the Bareboat Charter shall have the respective meanings therein.
33.    ENTIRE AGREEMENT
This Agreement and Exhibits A, B, and C and Schedule 1, together with the other documents to which Demise Owner and Time Charterer are or are to be parties, constitute the entire agreement between the parties with respect to the subject matter hereof (without regard to other Principal Documents to which Demise Owner may be a party but to which Time Charterer is not a party), and supersede all prior agreements, understandings, representations and statements, if any, regarding the subject matter contained herein, oral or written. No amendment or waiver of any provision of this Agreement shall be valid and binding upon the parties unless made in writing and signed on behalf of each of the parties by their respective authorized officers (or by the waiving party in the case of a waiver). No amendment or waiver of any provision of the Bareboat Charter affecting the rights of any party hereto or the right of Time Charterer shall be effective without the prior written consent of the opposing party.
34.    COUNTERPARTS
This Amendment may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. The parties may execute this Amendment by delivery of facsimile or pdf. signatures, which shall have the same effect as original signatures.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and date, first hereinabove written.

DEMISE OWNER
SAVAGE HARVEST OPERATIONS, LLC

By:	/s/ Jeffrey L. Roberts
Title:	Executive Vice President and CFO

TIME CHARTERER
TAMPA PORT SERVICES, LLC

By:	/s/ Mark J. Isaacson
Title:	Senior Vice President, General Counsel and Corporate Secretary

EXHIBIT A

VESSELS HIRED UNDER THIS AGREEMENT

	Vessel Name	Official No.
1	ABUNDANCE	1274665
2	HARVEST	1271009
The Tug: The articulated tug ABUNDANCE is an ocean going, twin fixed pitch propeller raised pilot house tug currently being built at Nichols Bros. Boat Builders in Langley, Washington. The tug was designed by Ocean Tug & Barge Engineering Corp. (OTBE) of Milford, MA in accordance with the American Bureau of Shipping (ABS) Rules for Steel Vessels under 90 Meters in length (2015) and SOLAS.
The tug is designed to push the ammonia barge HARVEST and uses an Articouple Type K system.

Tug Particulars:
	Owner	Bankers Commercial Corporation
	Operator:	Savage Harvest Operations, LLC
	Built:	2017
	Official Number:	1274665
	Flag:	USA
	ABS Classification:	+A1 – Towing Service/AMS/ACCU/UWILD SOLAS Compliant
	Type of Vessel:	Ocean tug with notch pushing capabilities
	Ballast Capacity:	54,920 Gallons
	Crew Complement:	10 man crew/Berthing for 11
	Length Overall:	139.0'
	Breadth:	44.0'5'
	Depth:	26.0'2
	Max Summer Load Line Draft:	20.0'8'
	Gross Tonnage:	1,358 int./760 dom. GRT
	Net Tonnage:	407 int./517 dom. NRT
	Main Engines:	Two (2) EMD 16-710T3-4000 HP each @900
	RPMReduction gear:	Two (2) Lufkin RHS 3200, approximately 5:3:1 Corporation 6-777533-4
	Continuous Service Rating (CSR):	8,000 BMP @900 RPM
	Fuel Consumption:	to be established during Proving Period
	Fuel Capacity:	145977 U.S. Gallons
	Potable Water:	4,900 U.S. Gallons
	Wash Water:	13,900 U.S. Gallons
	Ballast Pumps:	Garbarino MU 65-200-L, 361 gpm x 119

A-1

The Barge: The HARVEST is a double skin, independent tank, ocean service refrigerated gas tank barge, fully equipped and specifically classed for the transport of anhydrous ammonia (NH3) cargo (only) as part of an articulated tug barge system. The barge was designed by Ocean Tug & Barge Engineering Corp. (OTBE) of Milford, MA in accordance with the American Bureau of Shipping (ABS) Rules for Steel Barge Rules (2014) and where applicable Steel Vessel Rules. The barge was built at Vigor in Portland, Oregon. The barge is designed to accommodate a cargo of NH3 in 4 type “A” prismatic and insulated cargo tanks.

Barge Particulars:
	Owner	Bankers Commercial Corporation
	Operator:	Savage Harvest Operations, LLC
	Built:	2017
	Official Number:	1271009
	Flag:	USA
	ABS Classification:	XA1 Chemical Tank Barge
	Type of Barge:	Ocean Going Tank Barge
	Cargo Capacity:	20,000 Metric Tons
	Ballast Capacity:	7,730 U.S. Gallons
	Length Overall:	508’ 5.5” / 609.4’ combined’
	Breadth:	51.0’
	Depth:	26.0’
	Max Summer Load Line Draft:	31.5’
	Gross Tonnage:	18,746 int./18,042 dom.
	Net Tonnage:	8,858 int.
	Number of Void Compartments	7
	Fuel Capacity:	23,750 U.S. Gallons @ 95% capacity
	Barge Fuel Consumption	to be established during the Proving Period
	Cargo System:	(8) Wartsila Type DW200/200-3-k+I Deepwell Pumps
	Cargo Loading Rate:	1,000 Short Tons per Hour
	Cargo Discharge Rate	1,000 Short Tons per Hour
	Hot Oil System:	Vapower Thermal oil heaters, (cargo tanks, pumps & manifolds)
	Ballast Pumps:	Two (2) Goulds 16 dxc one stage pump 3000gpm
	Mooring Equipment:	Four (4) Double Drum Winches and (2) Single Drum winches with 40,000 lbs. line pull

A-2

EXHIBIT B

DEMISE OWNER’S OPERATIONAL OBLIGATIONS
Demise Owner shall provide the following services to Time Charterer:

a.
Provide the Vessels, equipment and personnel suitable for loading, carriage, and unloading ammonia cargo in bulk in compliance with 46 C.F.R. § 151.50-32 and other Applicable Laws, regulations and standards.

b.
Ensuring that the Vessel crew is properly equipped and fully trained to load, transport, and unload ammonia and perform the other services required under this Time Charter and ensuring that crew members are instructed on, and crew members are in compliance with, all site, safety, security and environmental requirements of any ammonia loading or unloading terminals while dockside.

c.
Implementing a formal Safety Management System (SMS), that incorporates all material procedures, practices, permit systems, and processes with respect to safety, health, and environmental risk management. Demise Owner shall also establish and maintain safety and environmental policies and procedures, and emergency response procedures, drug and alcohol procedures, crew training and certification, development and retention programs, quality control of purchased materials and services, all in compliance with Applicable Laws and prudent industry practice.

d.
Document, maintain and comply with a current International Safety Management ("ISM") program that describes all Tug and Barge activities during various operations including ammonia cargo. This program can be audited, at any time, by Time Charterer or external Ship Inspection Companies. This ISM program shall include, but is not limited to, the following:

1)	Inspections or Audits (Internal, External, ABS, and USCG)

2)	Training

3)	Vessel General Permit ("VGP")

4)	Safety Training Procedures & Annual Attendance

5)	Vessel Security Plan

6)	Vessel Response Plan

7)	SOPEP (Shipboard Oil Pollution Emergency Plan as defined by MARPOL 73f78)

8)	Hurricane Plan

9)	SOLAS Training Manual (International Convention for the Safety of Life at Sea)

e.
Arranging for pilotage and assist tugs, if required, plus notification to port authorities, U.S. Coast Guard, and other applicable authorities as required when arriving and departing ports, and make all other arrangements for transit, entry, clearance, berthing, etc. as needed to perform the services under this Time Charter.

f.	Monitoring the moving and handling of the Vessels while in port including docking and undocking operations or transiting canals including, when necessary, boarding the Tugs at the sea buoy and arranging for an orderly transfer of responsibility for the Vessels in accordance with facility and/or regulatory requirements.

g.	Providing logistics and schedule management support necessary to ensure that Time Charterer’s ammonia pick-up and delivery needs are met.

h.
Scheduling vessel loading, transportation and discharge of ammonia cargo, including coordination with Time Charterer’s customers. While in port, Demise Owner will carry out those tasks necessary to safely unload, load and maintain the Vessels in accordance with facility and/or regulatory requirements.

i.	Facilitating the hookup and disconnect of flanges and hoses as may be needed for loading and unloading of ammonia.

j.
The supervision and arrangement for repairing, overhauling, dry-docking, cleaning and painting of the Vessels as required or as approved or requested by Time Charterer, and to arrange for all inspections, dry-dockings, class surveys and tests required by applicable governmental authority, class society, underwriters or builder’s warranty.

k.
The procuring and arrangement for fuel, fresh water, port entrance and clearance, pilots, consular requirements and any and all other services incidental to and required for the proper management, operation and conduct of the business of the business of the Vessels, including those supplies and services that Time Charterer agrees to furnish to the Vessels, if any.

l.
The preparation and issuance to suppliers, shippers, receivers, and consignees of customary freight contracts, cargo receipts, and/or bills of lading as may be prescribed and directed by Time Charterer from time to time.

m.
The naming of contractors or sub-agents for the transactions of the Vessel’s business when required; provided, however, that any contractors or sub-agents to be named by Demise Owner shall be approved or designated by Time Charterer, and if Time Charterer shall so direct, Demise Owner shall discontinue the appointment of any contractor or sub-agent.

n.	The arrangement for the prompt dispatch of the Vessels from loading and discharging ports and for transit through canals.

o.	The prompt and proper consultation with suppliers, shippers, consignees and/or receivers of cargo as designated by Time Charterer as to the availability of loading and discharging berths.

p.
The prompt and proper reporting to Time Charterer and such other person as Time Charterer may direct of the Vessels movements, positions at sea, speed and fuel performance analyses for each round trip of the Vessel, arrival and departure dates, and any defects or deviations from normal operating parameters; all such reports to be in such form and at such times as may be requested by Time Charterer.

q.
Providing Time Charterer or its designee a commercially reasonable summary of Vessel activity electronically each Business Day and otherwise keep Time Charterer advised of the position and expected arrival dates and times of the Vessels.

r.	Providing Time Charterer or its designee, in a timely fashion, copies of all materially significant approvals, filings, and notices to or from any governmental authority.

s.	Preparing bills of lading as may be prescribed and directed by Time Charterer from time to time and preparing and collecting invoices for destination demurrage.

t.
The approval, settlement and payment of all charges incurred in connection with the operation of the Vessels including, but not limited to, canal tolls, repair charges, storing and port charges, subject however to the maximum monthly budgeted amounts or amounts otherwise approved by Time Charterer pursuant to Section 10 unless otherwise specified in writing by Time Charterer.

u.	Conducting and managing incident investigations, root cause failure analyses, and claims processing related to insurance, salvage, and other material incidents.

v.	Promptly notifying Time Charterer of any emergency having the potential to adversely affect Demise Owner’s ability to comply with the obligations of this Time Charter.

w.
In case of general or particular average, Demise Owner shall appoint an adjuster acceptable to Time Charterer and may assist in preparing the average account, arrange for proper security of the cargo’s and freight’s proportion of average, and in all ways reasonably possible protect the interest of the Vessels and/or Time Charterer.

x.
If requested by Time Charterer in writing, and agreed to in writing by Demise Owner, Demise Owner will furnish other and different services in connection with or in respect of the Vessels not contemplated by this Agreement and not normally considered by the trade to be among the duties of an Owner of a Vessel.

y.
Demise Owner may, at its own cost and expense, and without charge to Time Charterer, utilize in its discretion the services, facilities and personnel of any affiliate of Demise Owner for the performance of any of the duties of Demise Owner under this Agreement, remaining always responsible to Time Charterer for the proper performance of such duties.

z.
Demise Owner is and shall remain responsible for the employment and direction of the crew and for all other matters relating to the operation of the Vessels with respect to the pushing, towing, and maneuvering of the Barge. Demise Owner shall provide for each Vessel a crew fully competent to properly perform its obligations under this Agreement and in compliance with all applicable international, federal, state, local and maritime laws, rules, regulations, codes, ordinances and orders that are or may be applicable to the Vessels as used in the ammonia trade. Without limiting the foregoing, Demise Owner shall provide sufficient and fully competent personnel and promptly report to Time Charterer, or its designated representative or agent, via satellite system, all significant malfunctions relating to the Vessels, their equipment and auxiliaries that are detected and suspected. If Time Charterer shall have any reason to be dissatisfied with the conduct of any of the Tug’s crew, Demise Owner shall, on receiving particulars of the complaint, fully investigate the complaint. Time Charterer may require Demise Owner to make a change in the crew appointment or practices causing Time Charterer’s dissatisfaction.

aa.
It is the express intent of the parties of this Agreement that the master and crew of the Vessels along with those other employees of Demise Owner or its affiliated companies, who may have cause to attend or to otherwise become involved with the Vessels are and shall always be employees of Demise Owner and shall not be employees or borrowed servants of Time Charterer, its affiliates or indemnities, as defined herein or have the relationship of master and servant.

FORM OF COMPLIANCE AUDIT AND DISCLOSURE REPORT

[SEE ATTACHED]

TO:	Mosaic
CC:	TBD

FROM:	Nick Walker	DATE: Monthly
SUBJECT:	Vessel Management Report - by Month

Savage Marine Management Company LLC, on behalf of Savage Harvest Operations, LLC, is pleased to provide the following Vessel Management Report for XXXXXX.

1.	Highlights

•	The Abundance completed x voyages delivering a total of ___________ MT

•	Other

2.	Environmental, Health & Safety

•	Highlights / Issues in respect to Environmental, Health & Safety

3.	Other

•	Third Party Transportation

•

Vessel Management Report
July 2017

Appendix Table of Contents

Appendix I - Financial

•	Suppy Chain Cost per Ton

•	Abundance / Harvest

◦	Financial Summary

◦	Reimbursable Hire Reconciliation

◦	Bank Reconciliation

◦	Accounts Payable

◦	Accounts Payable Aging

Appendix II - Logistics

•	Vessel Activity Report

•	Vessel Exceptions Report

Appendix III - Critical Inspection Dates

Appendix IV - Proving Period Data

•	Abundance / Harvest

◦	Charter Hire Reconciliation

Appendix V - Service Standard Enforcement / Compliance (Ammonia ATB)

Vessel Management Report
July 2017

Vessel Appendix I - Financial

Current Month Hire
	Basic	Management	Charter	Reimbursable	Total	Tonnage	Cost/Ton
Kelly Alafia	$	$	$	$	$		$
Sulphur Enterprise	$	$	$	$	$		$
Betty S Bahia	$	$	$	$	$		$
Total Sulphur Assets	$	$	$	$	$		$
Abundance Harvest	$	$	$	$	$		$

Calendar Year-to-date Hire
	Basic	Management	Charter	Reimbursable	Total	Tonnage	Cost/Ton
Kelly Alafia	$	$	$	$	$		$
Sulphur Enterprise	$	$	$	$	$		$
Betty S Bahia	$	$	$	$	$		$
Total Sulphur Assets	$	$	$	$	$		$
Abundance Harvest	$	$	$	$	$		$

Vessel Management Report
July 2017

Kelly/Alfia Operating Costs	Jul		Year-to-Date
Charter Hire Categories	Actual	Budget	Actual	Budget

Vessel Crew Costs	$	$	$	$
Payroll	$	$	$	$
Payroll Tax	$	$	$	$
Medical	$	$	$	$
Benefits	$	$	$	$
Travel	$	$	$	$
Groceries	$	$	$	$
Drug Testing	$	$	$	$
Crew Consumables	$	$	$	$
Personal Safety equipment	$	$	$	$
Small tools	$	$	$	$

Insurance	$	$	$	$
COFR	$	$	$	$
Hull & Machinery	$	$	$	$
War Hull & Machinery	$	$	$	$
P&I	$	$	$	$
	$	$	$	$
Total Charter Hire	$	$	$	$

Reimbursable Hire Categories	Actual	Budget	Actual	Budget
Inspection and Maintenance of the Vessels	$	$	$	$
Vessel Dry Docking	$	$	$	$
Fuel, Lubes and Grease	$	$	$	$
Port Fees, Entry and Clearance Charges, Dockage, Wharfage, Agency Fees, Customs Fees, Import Duties, and Other Similar Charges Duties or Levies of the Vessels or Cargo at Loading or Discharge	$	$	$	$
Cargo Hoses	$	$	$	$
Charts, Publications & Plotting	$	$	$	$
Consumables	$	$	$	$
Homeland Security Requirements	$	$	$	$
Vessel Lifesaving Equipment	$	$	$	$
Nitrogen	$	$	$	$
Pollution Equipment	$	$	$	$
Vessel Safety Equipment	$	$	$	$
Shackles	$	$	$	$
Slings & Hardware	$	$	$	$
Large Tools	$	$	$	$
USCG & ABS - Vessel Regulatory Compliance and Regulatory Attendance	$	$	$	$
Crew Safety & Recognition Awards	$	$	$	$
Parts, Supplies, Repairs and maintenance	$	$	$	$
Cost of Lay-Berths	$	$	$	$
Rigging consumed by the Vessel	$	$	$	$
Changes or Modifications of the vessels required to meet regulatory Requirements	$	$	$	$
Third Party Accounting Services - Approved in advance by Time Charterer	$	$	$	$
Third Party Tax Services - Approved in advance by Time Charterer	$	$	$	$
Third Party Legal Services - Approved in advance by Time Charterer	$	$	$	$
Bank Fees for maintaining the control account	$	$	$	$
Ad Valorem Property Tax	$	$	$	$
Testing and analysis of sulphur	$	$	$	$
Aquarium Deliveries	$	$	$	$
Additional Hire due Under Bareboat Charter	$	$	$	$
Other	$	$	$	$
Total Reimbursable Hire	$	$	$	$

Total Charter Hire and Reimbursable Hire	$	$	$	$

Vessel Management Report
July 2017

Kelly / Alafia Reimbursable Hire Reconciliation	Jul-17
Actual
Reimbursable Hire Prebilled Amount	$
Reimbursable Hire Expenses Incurred	$
Inspection Maintenance of Vessels	$
Vessel Dry Docking	$
All Fuel, Lubes, and Grease	$
Port Fees, Entry and Clearance Charges, Dockage Wharfage, Agency Fees, Customs Fees, Import Duties, and Other Similar Charges or Levies of the Vessels or Cargo at Loading or Discharge	$
Cargo Hoses	$
Charts, Publications & Plotting	$
Consumables	$
Homeland Security Requirements	$
Vessel Lifesaving Equipment	$
Nitrogen	$
Pollution Equipment	$
Vessel Safety Equipment	$
Shackles	$
Slings & Hardware	$
Large Tools	$
USCG & ABS Fees - Vessel Regulatory Compliance Regulatory Attendance	$
Crew Safety & Recognition Awards	$
Parts, Supplies, Repairs, and Maintenance	$
Cost of Lay-Berths	$
Rigging Consumed by the Vessel	$
Changes or Modifications of the Vessels Required to Meet Regulatory Requirements	$
Third Party Accounting Services - Approved in advance by Time Charterer	$
Third Party Tax Services - Approved in advance by Time Charterer	$
Third Party Legal Services - Approved in advance by Time Charterer	$
Bank Fees for maintaining the control account	$
Ad Volorem Property Tax Assessed Against the Cargo or Vessels as a Result of the Time Charterer's Direction of the Vessel	$
Testing and analysis of sulphnur	$
Aquarium Deliveries	$
Additional Hire	$
Other	$
Credit towards August reimbursable hire funding request	$

Vessel Management Report
July 2017

Savage Alafia Operations, LLC
Bank Reconciliation Summary
July 2017

Beginning Bank Statement Balance

Checks and Payments Cleared	$
Bank Charges
Deposits and Credits Cleared
Outstanding Checks
Pending Deposit
Total Cleared Transactions

Ending Bank Statement Balance	$

General Ledger Balance	$
Bank Charges not recorded
Adjusted General Ledger Balance	$
Difference (should be 0)	$—

Vessel Management Report
July 2017

Accounts Payable

Accounts payable aging

Vessel Management Report
July 2017

Appendix II - Logistics
KELLY ALAFIA

Vessel Activity
	Kelly / Alfia		Betty S / Bahia
	July 2017	Year-to-Date	July 2017	Year-to-Date
Total Voyages
Total Tonnage (LT)*
Average Tonns/Voyage
Total Downtime (Hrs) **
Maintenance
Terminal
Weather
Other
Average Downtime/Voyage
*Based on volume discharged during the period
**YTD downtime broken out by vessel started in June '17, prior data was collected and reported as an aggregate

Terminal Activity
	July 2017			Year-to-Date
Load Terminals	# of Events	Tons	Rate (Tons/Hour)	# of Events	Tons	Rate (Tons/Hour)
GSS Galveston - Galveston, TX
Martin Gas - Beaumont, TX
Mosaic - Channelview, TX
PMI - Pajaritos, Mexico
River Sulphur - Faustina, LA
Total

Discharge Terminals	# of Events	Tons	Rate (Tons/Hour)	# of Events	Tons	Rate (Tons/Hour)
Mosaic - Riverview, FL
GSS - Port Sutton, Tampa, FL
Total

Vessel Management Report
July 2017

Vessel Activity - Kelly / Alafia (All Units Reported in LT)
	Voyage #	Load Date	Load Volume	Discharge Date	Discharge Volume

July 2017

Total Tons
Total Trips
Average Tons / Trip

Year-to-Date

Total Tons
Total Trips
Average Tons / Trip

Vessel Management Report
July 2017

Voyage Exceptions Summary (Hours)
	Current Month		Year-to-Date**
Exception Type	Total Hours	% of Total*	Total Hours	% of Total*
Bardge Problem
Dock Conflict
Dry Dock
Layup
Miscellaneous
Salt Water Discharge
Taking on Bunkers
Terminal Problem
Tide Issue
Tug Problem
Vessel Traffic
Weather (Fog / Visability)
Weather (Seas / Wind
Total Exception Time
*Excludes layup and dry dock time
**All Data prior to June 1 was supplied by ISMAS.

Voyage Exceptions Detail - Kelly / Alfia
Voyage #	Delay Start	Delay Stop	Duration (hrs)	Location	Delay Type	Description

	Total Exceptions for July:			XXX Hours		XXX Days

Vessel Management Report
July 2017

Appendix III - Critcial Inspection Profile

Upcoming Critical Inspections Dates
	DD/UWILD	USCG COI	ABS Annual	ABS ISM Audit
Kelly
Alfia
Sulphur Enterprise
Abundance
Harvest

Vessel Management Report
July 2017

Appendix IV - Proving Period

Kelly / Alafia Charter Hire Reconcilliation	Jul-17
Actual
Charter Hire Prebilled Amount	$
Charter Hire Expenses Incurred	$
Vessel Crew Costs	$
Payroll	$
Payroll Tax	$
Medical	$
Benefits	$
Travel	$
Groceries	$
Drug Testing	$
Crew Consumables	$
Personal Safety Equipment	$
Small Tools	$

Insurance	$
COFR	$
Hull & Machinery	$
War Hull & Machinery	$
P&I	$
Credit towards August Charter Hire Funding Request	$

Vessel Management Report
July 2017

Appendix V - service standards enforcement / compliance (Ammonia ATB)
Section 15 (a)(i) Safety:

•	Number of accidents/Incidents: _____

•	for each accident/incident: date reported to Time Charterer

•	For each accident/incident, provide a summary of the investigation and results thereof (including SMS, EMS or other procedural or policy improvements)

•	In compliance

Section 15 (A)(ii) Maintenance, condition, regulatory:

•	Number of USCG deficiencies or classification society deficiences: ____

•	Date of each USCG deficiency or classification society deficiency: ____

•	If a second or subsequent violation, provide date communicated to time charterer and provide name and information for third party auditor (if applicable):

•	In compliance

Section 15(a)(iii) Operational Obligations:

•	In compliance

Section 15(a)(iv) financial & budgeting

•	In compliance

FORM OF OFFICER’S CERTIFICATE OF
SAVAGE HARVEST OPERATIONS, LLC

Reference is made to the Time Charter dated as of October 24, 2017 (the “Time Charter”) between Savage Harvest Operations, LLC (“Demise Owner”) and Tampa Port Services, LLC (“Time Charterer”). Capitalized terms used in this Certificate and not otherwise defined have the meanings given to them in the Time Charter. This Certificate is delivered pursuant to Sections 10(b) and (e) of the Time Charter.

I am the duly elected ___________________ of Demise Owner and as such am a “Responsible Officer” of the Company as defined in the Time Charter. In the course of the performance of my duties as an officer of Demise Owner, I normally obtain knowledge of any default by Demise Owner of its obligations under any Principal Document to which Demise Owner is a party.
In connection with the Monthly Funding Request that accompanies this Certificate, the undersigned Responsible Officer of Demise Owner hereby certifies in such capacity on behalf of Demise Owner to Time Charterer, as follows:

(a)	The financial summary and bank reconciliation in the Monthly Funding Request are true and correct in all material respects when made.

(b)	The invoices submitted for reimbursement reconciliation set forth in the Monthly Funding Request have been paid when due.

(c)
The Monthly Funding Request lists any accounts payable items that are, as of the date hereof, overdue in excess of thirty (30) days (and if applicable, each item outstanding more than sixty (60) days, and so forth for each 30 day period thereafter).

(d)
As of the date hereof, Demise Owner is in material compliance with the Service Standards required to be reported to Time Charterer under Section 15 and/or Exhibit B of the Time Charter, as set forth in Appendix V of the Report attached hereto.

Demise Owner has caused this Certificate to be duly executed by its undersigned Responsible Officer as of the date specified below.

Dated: _____________	SAVAGE HARVEST OPERATIONS, LLC By:_______________________________ Name: Title:

FORM OF OFFICER’S CERTIFICATE OF SAVAGE HARVEST OPERATIONS, LLC
(QUARTER ENDED _____________)

Reference is made to the Time Charter dated as of October 24, 2017 (the “Time Charter”) between Savage Harvest Operations, LLC (“Demise Owner”) and Tampa Port Services, LLC (“Time Charterer”). Capitalized terms used in this Certificate and not otherwise defined have the meanings given to them in the Time Charter. This Certificate is delivered pursuant to Section 10(f) of the Time Charter.

The undersigned Responsible Officer of Demise Owner hereby certifies in such capacity on behalf of Demise Owner to Time Charterer, as follows:

(a)	I am the duly elected [___________________] of Demise Owner and as such am a “Responsible Officer” of the Company as defined in the Time Charter.

(b)
In the course of the performance of my duties as an officer of Demise Owner, I normally obtain knowledge of any default by Demise Owner of its obligations under any Principal Document to which Demise Owner is a party.

(c)
As of the date hereof, the undersigned Responsible Officer of Demise Owner has no knowledge of any Event of Default under any Principal Document to which Demise Owner is a party, or of the occurrence of any default under any Principal Document to which it is a party that, with the passage of time and the failure to cure, would be reasonably likely to become an Event of Default hereunder or under any Principal Document to which Demise Owner is a party.

(d)	Demise Owner is in compliance in all material respects with its obligations under each Principal Document to which it is a party as of the date hereof.

(e)	As of the date hereof there are no outstanding Liens on the Vessels other than Permitted Liens, so long as paid within the period provided for such Permitted Liens.

(f)
The compliance audit and disclosure report (materially in the form set forth in Exhibit B attached to the Time Charter) provided by Demise Owner to Time Charterer and accompanying this Certificate, is true and correct as of the date executed.

Demise Owner has caused this Certificate to be duly executed by its undersigned Responsible Officer as of the date specified below.

Dated: _____________	SAVAGE HARVEST OPERATIONS, LLC By:_______________________________ Name: Title:

EXHIBIT C

INSURANCE REQUIREMENTS

A.	Demise Owner shall procure, pay for, and maintain in full force and effect through the Term of this Agreement, insurance coverage as follows:

1.
Hull and Machinery Insurance in an amount that is not less than the greater of (i) the fair market value of the Vessel determined at the time of placement of the insurance and every three years thereafter, and (ii) the Stipulated Loss Value allocated to such Vessel based on each Vessel’s Owner’s Cost (the “Insured Value”). All such insurance shall cover such marine risk perils on hull and machinery as would be covered under the Taylor Hull Form 1953 (Rev. 70) or the American Institute Hull Clauses (June 2, 1977) or their equivalent, and the policy or policies of insurance shall be issued by underwriters of recognized responsibility and financial standing. Coverage shall be maintained with carriers and at coverage levels reasonably acceptable to the Owner and shall contain conditions, terms, stipulations, and insuring covenants reasonably satisfactory to the Owner. Such insurance shall include liner negligence clause, war risk clause (either as part of said coverage or as separately placed), including American Institute War Risks and Strikes Clause 87C-108, and navigational limits adequate for the vessels’ trade.

2.
Protection and Indemnity (“P&I”) insurance from a P&I Club which is a member of the International Group for full Group limits and on terms and conditions customary for Vessels of the same size, age and type as the Vessels, and type and locations of operation of the Vessels, with appropriate loss payee endorsements in favor of Owner. All such insurance shall cover such marine liability perils as would be covered under the American Institute P & I Clauses, Form SP-23 (Rev. 1956) or equivalent, including, without limitation, coverage for Cargo Legal Liability, personal injury, Jones Act, tower’s liability, collision, pollution (including clean-up and remediation), contractual liability, and wreck removal from a P & I club which is a member of the International Group for full group limits (other than with respect to contractual liability which shall be subject to a $500,000,000 limit) but not less than $1,000,000,000 for state and federal pollution coverage, including cleanup. .

a.
All certificates of entry shall indicate the interest of Time Charterer as a co-assured with Misdirected Arrow coverage, as directed by Time Charterer, and Demise Owner shall cause the P&I Club to issue its Certificate of Entry in agreed form.

b.
Demise Owner agrees to indemnify and hold Owner and Time Charterer harmless from and against any and all claims, damages, liabilities, losses, costs and expenses incurred by Time Charterer, as a result, directly or indirectly, of Demise Owner’s failure to timely pay its P&I Club premiums (including calls).

3.
Insurance for Pollution, Spillage or Leakage. Unless covered under the P&I policy required in paragraph 2 of this Exhibit C, the Demise Owner shall maintain or cause to be maintained, insurance on terms and conditions customary for Vessels of the same size, age and type as the Vessels, and type and locations of operation of the Vessels, covering liability and costs for pollution, spillage and leakage in an amount not less than (i) $1,000,000,000 per occurrence or (ii) the limits of liability under the Oil Pollution Act of 1990, 33 U.S.C. §2701, et seq., and the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. §9601, et seq., as each is amended from time to time, whichever is greater. All such insurance shall be issued by underwriters of recognized responsibility and financial standing reasonably acceptable to the Owner and the Time Charterer

4.	Employers Liability Insurance in an amount not less than five million ($5,000,000) dollars per occurrence, and Workers’ Compensation and Longshore & Harbor Workers’ to statutory limits.

5.
Marine General Liability Insurance (“MGL”) with a combined single limit for bodily injury and property damage of not less than fifty million United States dollars ($50,000,000) per occurrence, which may be obtained through a combination of primary and excess insurance. MGL to include: Sudden and Accidental Pollution, Completed Operations Liability Cover; Cross Liability provisions, and a Broad Form Contractual Liability provision to cover the insured liability arising from Demise Owner’s non-vessel related liabilities.

6.
Innocent Owner’s Breach of Warranty Insurance. The Demise Owner shall maintain or cause to be maintained, with respect to both its Hull and Machinery Insurance and P&I Coverage, Innocent Owner’s Breach of Warranty Insurance with respect to each Vessel, issued under policy forms reasonably satisfactory to Owner and reflecting customary commercial practice, to insure the interests of the Owner, Lenders and Agents, as their interests may appear, regardless of any breach or violation of any warranties, declaration or conditions contained in any of the foregoing polices by the Demise Owner, with limits of not less than the Insured Value of the Vessel (as defined in Section (1) above).

7.
Other Insurance. The Demise Owner shall also maintain, for the benefit of the Demise Owner, the Time Charterer, the Owner, Lenders and Agents, as their interests may appear, additional insurance in such amounts and against such risks arising from or connected with the ownership, financing or operation of the Vessels as from time to time may be reasonably required by the Owner, Lenders and Agents and/or the Time Charterer and as commonly may be insured against by a prudent owner or operator of Vessels of similar size, age and type and engaged in similar trade or service and locations of operation. The Demise Owner shall also maintain such insurance as may be required by the builder of the Vessels pursuant to the requirements, if any, of the Construction Contracts. The Demise Owner shall also maintain such other insurance as may at the time be reasonably required by the Owner, the Time Charterer, and/or Applicable Law (at the expense of the Demise Owner if requested by Owner, and at the expense of the Time Charterer if requested by Time Charterer, and compensated as set forth in the Time Charter). The Demise Owner shall be entitled to carry insurance at the Demise Owner’s expense on the Demise Owner’s equipment, fuel and stores and other property of the Demise Owner as part of the basic insurance; provided that no other such policy of insurance shall be written so as to decrease coverage under any other policy maintained pursuant to this Section 10 for the benefit of the Owner

B.
With the exception of the P&I policy if placed with a P&I Club in the International Group, the aforementioned policies shall be written by insurers rated “A-” or better by S&P or in the A.M. Best's Key Rating Guide on forms acceptable to Time Charterer and shall be maintained in full force and effect during the Term of this Agreement. In the case of protection and indemnity insurance provided by a club or mutual association, a club or mutual association that is a member of the International Group and maintains a credit rating from S&P of at least BBB- and must maintain a credit rating by S&P. In the event protection and indemnity insurance is provided by a club or mutual association which fails to maintain a credit rating from S&P of at least BBB- or fails to have its credit rated by either such Rating Agency, Owner shall have the right to review such club’s financial status as a protection and indemnity insurance provider and may require Demise Owner to replace such club with a club reasonably acceptable to Owner or an insurer satisfying the requirements hereunder).

C.
All such policies, with the exception of the Workers’ Compensation policy, shall name the Owner, Lenders, Agents and “Tampa Port Services, LLC” and its parent, subsidiary, associated and affiliated companies and their officers, directors and employees as additional assureds (or co-assureds as noted above). Protection and indemnity insurance provided by a mutual association that is a member of the International Group shall name the Collateral Agent (on behalf of the Lenders) as a joint entrant with respect to the Vessels, the Demise Owner as member and the Time Charterer as co-assured, provided such naming is permitted in then applicable association rules).

D.
With the exception of Employer’s Liability and Worker’s Compensation and Marine General Liability, all such policies shall be endorsed to provide that:(i)  contain loss payable provisions acceptable to the Owner, the Lenders, the Agents; (ii)  provide for written notice to be given to the Owner, the Lenders, the Agents, and the Time Charterer by the broker, underwriters, insurance companies or P & I clubs, as the case may be, at least thirty (30) days prior to cancellation or material change (except to the extent the underwriters, insurance companies or P&I clubs refuse to undertake to give any such notice, the Demise Owner may provide a letter of undertaking from its insurance broker to provide such notice), (iii) provide that in respect of the interests of the Owner, the Lenders, the Agents, and the Time Charterer in such policies, the insurance shall not be invalidated by any action or inaction of the Demise Owner, or any officer, director, employee, agent or representative thereof or any other Person and shall insure the interests of the Owner, the Lenders, the Agents, and the Time Charterer, as they appear, regardless of any breach or violation of any warranties, declarations or conditions contained in such policies by the Demise Owner, (iv) provide that the insurer’s right of subrogation against the Owner, the Lenders, the Agents and the Time Charterer shall be waived, (v) with the exception of Employer’s Liability and Worker’s Compensation shall be primary and without right of contribution from any other insurance which is carried by the Owner, the Lenders, the Agents, and/or the Time Charterer, (vi) with the exception of Employer’s Liability and Worker’s Compensation and Marine General Liability, expressly provide that all of the provisions thereof, except the limits of liability, shall operate in the same manner as if there were a separate policy covering each insured, (vii) with the exception of the Workers’ Compensation and Marine Liability Policies, provide a waiver of set off, counterclaim or other deduction, whether by attachment or otherwise, in respect of any liability of the Demise Owner, from or against any payment due or to become due to the Owner, Collateral Agent (for the benefit of the Lenders), and/or the Time Charterer under such policies (provided, however, that this clause (viii) will apply in the case of P&I insurance issued by a mutual P&I association or club under which the Owner, the Lenders, the Agents, or the Time Charterer has been named as a joint entrant (or in the case of Time Charterer named as co-assured) along with the Demise Owner, only to the extent such waiver is permitted under the rules of the applicable association or club), and (ix) provide that underwriters or insurers shall have no recourse against the Owner, the Lenders, the Agents, or the Time Charterer for the payment of premiums, club calls, assessments or advances (provided, however, that this clause (ix) will apply in the case of P&I insurance issued by a mutual P&I association or club under which the Owner or Collateral Agent have been named as joint entrants along with the Demise Owner, only to the extent such non-recourse is permitted under the rules of the applicable association or club and provided further, if applicable association or club rules do not permit non-recourse, the liability of the Owner or Collateral Agent as joint entrants shall be limited to payment of calls, assessments or advances solely in connection with the Vessels, whether based on relative tonnage, relative values or other metric, and shall not extend to payments in respect of any other vessel in the fleet of the Demise Owner and its Affiliates). As between the Owner, Lenders and Agents and the Demise Owner, the cost of procuring and maintaining all insurance and endorsements required to be maintained by the Demise Owner under this Exhibit C shall be for the sole account of the Demise Owner. As between the Owner, Lenders and Agents and the Demise Owner, none of the Owner, Lenders and Agents shall be responsible for the payment of premiums, commissions, deductibles, club calls, assessments, advances or other sums with respect to any insurance so required hereunder. To the extent that the policies or entries do not provide that there shall be no recourse against the Owner, the Lenders, the Agents for the payment of such premiums, commissions, deductibles, club calls, assessments, advances or other sums, the Demise Owner shall hold harmless, defend and indemnify the Owner, Lenders and Agents from and against any liability for, and costs (including reasonable attorneys’ fees) incurred in connection with, the assessment and payment (by the Owner, Lenders and Agents) of such amounts, and shall promptly reimburse the Owner, Lenders and Agents for any such premiums, commissions, deductibles, club calls, assessments, advances or other amounts paid by the Owner, Lenders and Agents.

E.
The Demise Owner and the Time Charterer, as provided in the Bareboat Charter or hereunder, will not do any act, nor suffer any act to be done, nor omit to take any action whereby any insurance required hereunder shall or may be suspended, impaired or defeated, and will not suffer either Vessel to carry any cargo not permitted, or to be operated in any geographical area where it would not be covered, under the insurance policies in effect without first covering such Vessel with insurance complying with provisions of this Exhibit C. The Demise Owner will promptly advise the Owner, the Agents and the Time Charterer in writing of any default in the payment of any premium and of any other act or omission on the part of the Demise Owner or any other Person of which it has knowledge which might invalidate or render unenforceable, in whole or in part, any insurance on either Vessel. In the event that the Demise Owner shall fail to maintain insurance as herein provided, the Owner, Lenders and Agents or the Time Charterer may at its option (but shall not be obliged to) provide such insurance at Demise Owner’s cost. Any such advance by the Owner, Lenders and Agents under this subsection (E) shall be Supplemental Hire.

F.
Prior to the commencement of this Agreement and upon each policy renewal, The Demise Owner will furnish to the Owner, Lenders and Agents and the Time Charterer certificates of insurance and certificates of entry evidencing insurance required to be carried and maintained by all of Exhibit C together with an undertaking from the relevant insurance broker, insurance company or P&I association or club to notify the Owner, Lenders and Agents and the Time Charterer (i) of any non-payment of premium, (ii) of any cancellation or material modification or non-renewal of any policies at least thirty (30) days prior to such cancellation (and no such cancellation or material modification or non-renewal shall be effective against the Owner, Lenders and Agents until such notice shall be received by the Owner, Lenders and Agents, (iii) of any act or omission by the Demise Owner of which it is aware which might invalidate or render unenforceable any insurance required hereunder, and (iv) of any material changes in the policies, applicable rules or coverage provided thereunder. At any and all such times that any material change in insurance coverage shall occur, there shall be furnished to the Owner, Lenders and Agents and the Time Charterer as promptly as practicable, evidence of such change. The Demise Owner shall provide the Owner, Lenders and Agents and the Time Charterer with certified copies of all policies of insurance upon written request by the Owner and/or the Time Charterer, not to be unreasonably requested.

G.	Unless approved in writing by Time Charterer, any deductibles shall not exceed the following amounts and shall be for the account of Demise Owner:
P&I deductibles:
$25,000 - each accident or occurrence.
H&M deductibles:
$100,000 - each accident or occurrence for each Vessel

H.
If to perform hereunder, Demise Owner desires to use a tug not covered under or scheduled on Demise Owner’s marine policies, and Owner and Time Charterer consents to such as provided in the Bareboat Charter, such tug may be utilized only if covered by marine policies acceptable to Time Charterer which conform to the above requirements to the same extent as if the tug owner, operator or charter party maintaining the insurance were Demise Owner. Demise Owner shall furnish the Owner, Lenders, Agents and Time Charterer with a certificate or certificates evidencing that insurance policies for such tug(s) are equivalent to the marine policies required of Demise Owner.

I.
In the event of Demise Owner’s failure to obtain and maintain any of the foregoing insurances, or to require equivalent insurance from tugs owned or operated by others but utilized by Demise Owner, Demise Owner agrees to indemnify, defend and hold harmless the Owner, Lenders, Agents and Time Charterer from and against all Claims, losses and expenses and outlays whatsoever, including attorney’s fees, for which the Owner, Lenders, Agents or Time Charterer could have been reimbursed by underwriters if Demise Owner had obtained and maintained, or required of others, the insurances specified in this Agreement.

J.
Notwithstanding anything herein to the contrary, all insurance obtained by Demise Owner will meet the requirements of the Bareboat Charter, including, with respect to deductibles, limits, coverages, terms and endorsements.

K.
Application of insurance proceeds shall be made pursuant to Section 10(i) of the Bareboat Charter, with proceeds for liability claims pursuant to Section 10(i)(iii) of the Bareboat Charter for covered liability of Time Charterer paid to the Time Charterer as its interests may appear.

SCHEDULE 1 (HIRE)
Hire shall be comprised of five (5) components: (1) Basic Hire, (2) Management Hire, (3) Charter Hire, (4) Reimbursement Hire, and (5) Supplemental Hire, as described below:

(1) “Basic Hire” shall be an amount equal to the amount payable by Demise Owner to Owner as Basic Charter Hire under the Bareboat Charter. Basic Hire is payable on a hell or high water basis, and no payments to be made by the Time Charterer under this Time Charter during the Charter Period shall be subject to any abatement, reduction, adjustment, right of set off, counterclaim, recoupment or defense due to any present or future claims of the Time Charterer against the Demise Owner under this Time Charter or otherwise, or against the Owner or any Indemnitee under any Principal Document or otherwise due to any lay-up, Tug Replacement Event, Event of Loss, damage, unavailability, repair or other circumstance, including, without being limited to, any Claims as a result of any other business dealings by any Indemnitee, the Demise Owner and/or the Time Charterer; any breach of any covenant, representation or warranty of, or any act or omission of, or breach by the Demise Owner under this Agreement or any other agreement at any time existing between the Demise Owner and the Time Charterer; any Claims as a result of any other business dealings by the Demise Owner and/or the Time Charterer; any reorganization, arrangement, insolvency, readjustment of debt, bankruptcy, dissolution or liquidation proceeding involving any Indemnitee, the Demise Owner or the Time Charterer; any defect in or damage to, or loss or destruction of, any of the Vessels from any cause; the requisitioning, seizure or other taking of title or use of any of the Vessels by any government or governmental authority or otherwise whether or not by reason of any act or omission of the Demise Owner; the invalidity or unenforceability or lack of due authorization or other infirmity of this Agreement or the Bareboat Charter or any other Principal Document; the lack of right, power or authority of the Demise Owner to enter into this Agreement or the Owner to enter into the Bareboat Charter; or for any other cause whether similar or dissimilar to the foregoing, any present or future law to the contrary notwithstanding, nor shall the Time Charterer be entitled to retain any interest in or with respect to Basic Hire (whether paid by the Demise Owner, the Time Charterer or any other Person) which has already been paid to the Owner or any other Indemnitee or to assert any right to any refund or adjustment of any amount which has already been paid to the Owner or any other Indemnitee the event of termination of this Time Charter or otherwise.

(2) “Management Hire” shall mean the lump sum fee paid to Demise Owner in consideration of Demise Owner’s shore-side management costs relating to the maintenance and operation of the Vessels in connection with the services contained in Exhibit B of the Time Charter, limited to shore-side payroll, payroll tax, medical, benefits, travel, training, safety management systems development, security management systems development, operator regulatory compliance, and marketing related expenses.

Time Charterer shall pay Demise Owner Management Hire in the amount of one thousand two hundred thirty two dollars and eighty eight cents ($1,232.88) per day ($450,000.00 annually and adjusted annually as described below) allocated to each Vessel on the following basis:

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Tug        $275,000.00 or $753.42 / day
Barge        $175,000.00 or $479.45 / day

For providing additional management support and technical services at the request and advanced approval of Time Charterer (Demise Owner’s presence at a port other than Tampa to supervise the loading / discharge operation of any Vessel or technical support to attend a Vessel that is dry docked for survey or major repairs at a shipyard other than one located in Tampa, Florida), Time Charterer shall pay Demise Owner four hundred fifteen dollars ($415.00) per day per person plus travel expenses (the “Additional Management Fee”).

Management Hire and the Additional Management Fee shall be adjusted annually beginning July 1, 2018 and annually thereafter at a rate of 1.5%.

(3) “Charter Hire” shall mean the lump sum fee paid to Demise Owner in consideration of Demise Owner’s Vessel-related costs that are typically either fixed or have low variability, and do not necessarily move in a linear fashion with vessel operations or utilization, excluding costs included in the calculation of Management Hire, limited to costs in consideration of: (i) the Vessel’s crew (payroll, payroll taxes, medical, benefits, travel, groceries, drug testing, crew consumables, personal safety equipment, and small tools), and (ii) insurance premiums (for COFR, Hull & Machinery, War Hull & Machinery, and P&I insurance premiums). During the Proving Period, Demise Owner shall provide in advance a monthly estimate of Charter Hire to Time Charterer for the upcoming month, and reconcile actual Charter Hire expenses on a monthly basis, in a manner materially similar to the process provided for in Section 10 pertaining to Reimbursement Hire. Charter Hire will be determined on the following basis:

(i)
During each month of the Proving Period, an amount equal to the actual costs in consideration of Charter Hire costs (described above) incurred by Demise Owner each month to perform those obligations under this Agreement, but not to exceed $9,625 per day for the Tug or $825 per day for the Barge without advance approval of Time Charterer; and

(ii)
For each successive month after the completion of the Proving Period, the amount the Parties mutually agree to establish at the completion of the Proving Period. Such agreement will establish a base Charter Hire for each of the Vessels, (the “Tug Charter Hire” and the “Barge Charter Hire”).

Charter Hire (Tug Charter Hire and Barge Charter Hire) shall be adjusted annually beginning January 1, 2020 and annually thereafter based on the following criteria:

Tug Charter Hire

a.	Component 1-Fixed: Five percent (5%) of the Tug Charter Hire rate to remain fixed.

b.	Component 2-Materials & Supplies: Five percent (5%) of the Tug Charter Hire rate will be adjusted annually based on the percentage change in the Producer Price Index Pumps

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and pumping equipment (Series ID: PCU333911333911) as first published monthly by the U.S. Department of Labor, Bureau of Labor Statistics. The immediately preceding November index will be used for each January adjustment.

c.
Component 3-Labor: Seventy-five percent (75%) of the Tug Charter Hire rate will be adjusted annually based on the percentage change in the Consumer Price Index, Urban Wage Earners and Clerical Works, U.S. City Average, All Items Not Seasonally Adjusted (Series ID: CWUR0000SA0), as first published Monthly by the U.S. Department of Commerce, Bureau of Labor Statistics. The immediately preceding November index will be used for each January 1 adjustment.

d.
Component 4-Insurance, Taxes, and Administration: Fifteen percent (15%) of the Tug Charter Hire rate will be adjusted based on the percentage change in the Implicit Price Deflator for Gross Domestic Products published monthly by the United States Department of Commerce, Bureau of Economic Analysis. The immediately prior Third Quarter index will be used for each January adjustment.

Barge Charter Hire:

a.	Component 1-Fixed: Sixty percent (60%) of the Barge Charter Hire rate to remain fixed.

b.
Component 4-Insurance, Taxes, & Administration: Forty percent (40%) of the Barge Charter Hire rate will be adjusted based on the percentage change in the Implicit Price Deflator for Gross Domestic Products published monthly by the United States Department of Commerce, Bureau of Economic Analysis. The immediately prior Third Quarter index will be used for each January adjustment.

(4) “Reimbursement Hire” shall mean the amount and manner of reimbursable expenses set forth in Section 10 of this Time Charter.

(5) “Supplemental Hire” shall mean (i) Supplemental Hire when due under the Bareboat Charter, (ii) payment obligations to an Indemnitee when due pursuant to Section 16 of this Time Charter, and not already paid to Owner, in which case at either Time Charterer’s or Demise Owner’s election shall be paid directly by Time Charterer to Owner when due, (iii) payments due as a result of an election by Time Charterer under Section 18, (iv) any and all amounts, liabilities, and obligations other than Basic Hire, Management Hire, Charter Hire, and Reimbursement Hire which the Time Charterer assumes or agrees or is otherwise obligated to pay under the Time Charter or any Principal Document to which it is a party to any Person. Supplemental Hire is payable on a hell or high water basis, and no payments to be made by the Time Charterer under this Time Charter during the Charter Period shall be subject to any abatement, reduction, adjustment, right of set off, counterclaim, recoupment or defense due to any present or future claims of the Time Charterer against the Demise Owner under this Time Charter or otherwise or against the Owner or any Indemnitee under any Principal Document or otherwise, due to any lay-up, Tug Replacement Event, Event of Loss, damage, unavailability, repair or other circumstance, including, without being limited to, any Claims as a result of any other business dealings by any Indemnitee, the Demise Owner and/or the Time Charterer; any breach of any covenant, representation or warranty of, or any act or omission of, or breach by the Demise Owner under this Agreement or any other agreement

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at any time existing between the Demise Owner and the Time Charterer; any Claims as a result of any other business dealings by the Demise Owner and/or the Time Charterer; any reorganization, arrangement, insolvency, readjustment of debt, bankruptcy, dissolution or liquidation proceeding involving any Indemnitee, the Demise Owner or the Time Charterer; any defect in or damage to, or loss or destruction of, any of the Vessels from any cause; the requisitioning, seizure or other taking of title or use of any of the Vessels by any government or governmental authority or otherwise whether or not by reason of any act or omission of the Demise Owner; the invalidity or unenforceability or lack of due authorization or other infirmity of this Agreement or the Bareboat Charter or any other Principal Document; the lack of right, power or authority of the Demise Owner to enter into this Agreement or the Owner to enter into the Bareboat Charter; or for any other cause whether similar or dissimilar to the foregoing, any present or future law to the contrary notwithstanding, nor shall the Time Charterer be entitled to retain any interest in or with respect to Supplemental Hire (whether paid by the Demise Owner, the Time Charterer or any other Person) which has already been paid to the Owner or any other Indemnitee or to assert any right to any refund or adjustment of any amount which has already been paid to the Owner or any other Indemnitee in the event of termination of this Time Charter or otherwise.

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